Exhibit 2.14

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT to the Share Purchase Agreement dated October 30, 2020, is executed at Bengaluru on November 20, 2020 (“Amendment Agreement Execution Date”) (hereinafter the “Amendment Agreement”),

BY AND AMONGST:

1.

UpHealth Holdings, Inc., a Delaware corporation and having its registered office at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (hereinafter referred to as the “Acquirer”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

2.

Glocal Healthcare Systems Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Ecospace, Action Area II, New Town, Kolkata - 700156, West Bengal, India (hereinafter referred to as the “Target”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

3.

The Persons whose names and particulars are set out under Part A of SCHEDULE 1 (hereinafter referred to as the “NR Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns);

4.

The Persons whose names and particulars are set out under Part B of SCHEDULE 1 (hereinafter referred to as the “Cash Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns);

5.

The Persons whose names and particulars are set out under Part C of SCHEDULE 1 (hereinafter referred to as the “Option Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns).

The NR Sellers, Cash Sellers and Option Sellers shall hereinafter be individually referred to as “Seller” and collectively referred to as “Sellers”.

The Acquirer, the Target and the Sellers shall hereinafter be individually referred to as “Party” and collectively referred to as “Parties”.

WHEREAS:

A.	The Acquirer is desirous of acquiring a majority stake of the share capital of the Target. In this regard, the Parties had executed the Share Purchase Agreement on October 30, 2020 (“SPA”).

B.

Pursuant to the mutual discussions between the Parties, the Parties are now desirous of amending certain provisions of the SPA by executing this Amendment Agreement to record their mutual understanding with respect to the matters as set forth herein below. The term “Agreement” or “SPA” used in the SPA or this Amendment Agreement shall be read to mean the SPA as amended by this Amendment Agreement. All references to clauses, schedules, annexures, exhibits shall be to the clauses, schedules, annexures, exhibits as amended.

NOW THEREFORE, the Parties hereto have entered into this Agreement on the following terms and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions. All capitalised terms used but not defined herein shall have the same meaning ascribed to such terms in the SPA.

1.2.	Interpretation. The rules of interpretation of this Amendment Agreement shall be as set out in the SPA.

2.	AMENDMENTS TO THE SPA

2.1.	Recital A of the SPA shall stand amended and substituted as follows:

“The Acquirer is desirous of acquiring a majority stake of the share capital of the Target. In this regard, the Parties have agreed that the Acquirer will acquire, in the aggregate, all the Seller Transfer Shares (defined below) held by the respective Sellers in the Target in the following manner: (a) purchase of the Respective NR Sale Shares by the Acquirer from the NR Sellers in consideration for the Respective NR Cash Consideration Amount and the Respective NR Subscription Shares (the “NR Share Transfer”); (b) purchase of the Identified EE Shares from Elevar by the Acquirer in consideration for EE Cash Consideration Amount and/or the EE Subscription Shares and/or as part of the OS Closing, as the case may be in accordance with the terms of this Amendment Agreement; (c) purchase of the Respective Cash Sale Shares by the Acquirer from the Cash Sellers for the Respective Cash Consideration Amount (“Cash Share Sale”); and (d) purchase of the Respective Option Shares from the Option Sellers by the Acquirer or any other Person acceptable to the Option Sellers and Acquirer, in consideration for either of the following, as determined by the Option Sellers solely at their discretion: (i) allotment of the Respective OS Subscription Shares (“Swap Option”) subject to receipt of the RBI Approval as may be required under Applicable Law, or (ii) payment of consideration in a manner as may be mutually agreed between the Acquirer and the Option Sellers in accordance with this Agreement (hereinafter, transfer of the Respective Option Shares in consideration of either (i) or (ii), shall be referred to as the “Option Share Transfer”), further particulars of which are set out under this Agreement ((a), (b), (c) and (d) referred to together as the “Share Transfer”).”

2.2.	The following definitions included in Clause 1.1 of the SPA shall be replaced with the following definitions:

“1.1.1 “Acquirer Conditions Precedent” shall refer to the Acquirer Conditions Precedent to the NR Closing, Acquirer Conditions Precedent to the NR Closing 2, and/or the Acquirer Conditions Precedent to the IR Cash Closing, as the context permits.

1.1.5 “Affiliate” of a Person (the “Subject Person”) shall mean (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (ii) in the case of any Subject Person that is a natural Person, shall include a Relative of such Subject Person or a Person that, either directly or indirectly through one or more intermediate Persons is Controlled by such Subject Person.

Without limiting the generality of the foregoing, ‘Affiliate’ in relation to the NR Sellers includes: (a) any fund, collective investment scheme, trust, partnership (including, any co-investment partnership), special purpose or other vehicle, in which the NR Seller is a general partner, significant shareholder, investment manager or advisor, settlor, member of a management or investment committee or trustee; (b) any general partner of the NR Seller; and (c) any fund, collective investment scheme, trust, partnership (including, any co-investment partnership), special purpose or other vehicle in which any general partner of the NR Seller is a general partner, significant shareholder, investment manager or advisor, settlor, member of a management or investment committee or trustee.

1.1.37 “NR Cash Consideration Amount” means the aggregate amount of the Respective NR Cash Consideration Amount payable to the NR Sellers on the NR Closing Date.

1.1.39 “NR Sale Shares” shall mean 200 (Two Hundred) equity Shares, and 429,438 (Four Hundred and Twenty Nine Thousand Four Hundred and Thirty Eight) compulsorily convertible preference Shares of the Target being the collective number of Shares of the Target to be transferred by the NR Sellers to the Acquirer pursuant to the NR Share Transfer on the NR Closing Date, in accordance with this Agreement.

1.1.40 “NR Subscription Shares” shall mean (I) 310,294 (Three Hundred and Ten Thousand Two Hundred and Ninety Four) Shares of the Acquirer being the collective number of Shares of the Acquirer to be issued by the Acquirer to the NR Sellers pursuant to the NR Share Transfer in accordance with this Agreement and (II) the EE Subscription Shares of the Acquirer as may be issued to Elevar pursuant to transfer of the Identified EE Shares on the NR Closing 2 Date in accordance with this Agreement and as determined in the manner set out under SCHEDULE 2.

1.1.41 [Omitted]

1.1.59 “Respective NR Cash Consideration Amount” shall mean: (a) with respect to Elevar, such amount as is determined in accordance with the formula set out against its name under the respective Promissory Note to be delivered on the NR Closing Date in consideration for the Respective NR Sale Shares, and (b) with respect to Sequoia, such amount as is determined in accordance with the formula set out against its name under the respective Promissory Note to be delivered on the NR Closing Date by the Acquirer on NR Closing Date in consideration for the Respective NR Sale Shares.

1.1.60 “Respective NR Sale Shares” shall mean: (a) with respect to Elevar, 100 (One Hundred) equity Shares, 272,390 (Two Hundred Seventy Two Thousand Three Hundred and Ninety) compulsorily convertible preference Shares of the Target being the Shares of the Target to be Transferred by Elevar pursuant to the NR Share Transfer on the NR Closing Date; and (b) with respect to Sequoia, 100 (One Hundred) equity Shares, 157,048 (One Hundred and Fifty Seven Thousand and Forty Eight) compulsorily convertible preference Shares of the Target being the Shares of the Target to be Transferred by Sequoia pursuant to the NR Share Transfer on the NR Closing Date.

1.1.61 .“Respective NR Subscription Shares” shall mean: (a) with respect to Elevar, 196,798 (One Hundred Ninety Six Thousand Seven Hundred and Ninety Eight) Shares of the Acquirer to be issued by the Acquirer to Elevar; and (b) with respect to Sequoia, 113,496 (One Hundred Thirteen Thousand Four Hundred and Ninety Six) Shares of the Acquirer to be issued to Sequoia, pursuant to the NR Share Transfer in accordance with the terms of this Agreement.

1.1.62[Omitted].

1.1.65 “Respective Transfer Shares” shall mean the Respective NR Sale Shares, Identified EE Shares, Respective Cash Sale Shares and the Respective Option Shares, as the context may require.

1.1.66 “Seller Transfer Shares” shall mean the aggregate of the Respective NR Sale Shares, Identified EE Shares, Respective Cash Sale Shares and the Respective Option Shares.

1.1.83 “Total NR Cash Consideration Amount” shall mean the aggregate of the Respective NR Cash Consideration Amounts and EE Cash Consideration Amount payable to the NR Sellers pursuant to the terms of this Agreement.”

2.3.	The following sub-clauses shall be added to Clause 1.1 of the SPA:

“1.1.85 “EE Cash Consideration Amount” means the aggregate cash amount payable to Elevar by the Acquirer in consideration for the aggregate of the Identified EE Shares, as determined in the manner set out under SCHEDULE 2.

1.1.86 “EE Promissory Note” means the promissory note in the principal amount equal to the EE Cash Consideration Amount, to be issued by Acquirer at NR Closing 2 for the benefit of Elevar, substantially in the form of the Promissory Note, which shall be deemed to be modified mutatis mutandis with respect to the Subsequent EE Share Transfer to the extent applicable.

1.1.87 “EE Subscription Shares” shall mean the Shares of the Acquirer to be issued by the Acquirer to Elevar pursuant to the Subsequent EE Share Transfer in accordance with the terms of this Agreement, as determined in the manner set out under SCHEDULE 2.

1.1.89 “NR Closing 2” means the closing of the Subsequent EE Share Transfer pursuant to the terms of Clause 5.1A of this Agreement.”

2.4.	Clause 2 (NR Share Transfer) of the SPA shall stand amended and substituted as follows:

“2.1 Subject to the terms and conditions of this Agreement:

2.1.1.

relying on the respective Seller Warranties, the Acquirer agrees to purchase the Respective NR Sale Shares from each of the NR Sellers, and the NR Sellers hereby agree to sell and transfer to the Acquirer, their Respective NR Sale Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the terms of this Agreement; and

2.1.2.

relying on the Acquirer Warranties, the NR Sellers agree to sell to the Acquirer the Respective NR Sale Shares, and the Acquirer hereby agrees to: (a) issue and allot to the NR Sellers, the Respective NR Subscription Shares in consideration for the Respective NR Sale Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto; and (b) remit the Respective NR Cash Consideration Amount in consideration for the Respective NR Sale Shares, in each case, in accordance with the terms of this Agreement.

“2.2 The Acquirer hereby agrees that the aggregate of the Total NR Cash Consideration Amount and the Cash Consideration Amount shall be equivalent to USD 22,000,000 (United States Dollars Twenty Two Million). Acquirer’s obligation under this Agreement towards payment of consideration for the Share Transfer shall be to deliver the Total NR Cash Consideration Amount, Cash Consideration Amount, the NR Subscription Shares and the OS Subscription Shares pursuant to relevant provisions of Clauses 2 (NR Share Transfer), 2A (Transfer of the Identified EE Shares), 3 (Cash Share Sale), 4 (Conditions Precedent, Conditions Before Closing), 5 (NR Closing, NR Closing 2 and IR Cash Closing) and 6 (Option Share Transfer). The Acquirer shall have no liability to determine the manner of distribution of such cash consideration and share consideration amongst the Sellers pursuant to the calculation determined in SCHEDULE 2.

2.3 The Parties hereby agree that the sale and transfer of the NR Sale Shares, and issuance and allotment of the Respective NR Subscription Shares shall be completed simultaneously.

2.4 As of the Amendment Agreement Execution Date, the shareholding pattern of the Target is as set out under Part A of SCHEDULE 3. Further, as of the Amendment Agreement Execution Date, the shareholding pattern of the Acquirer on a Fully Diluted Basis is as set out under Part B of SCHEDULE 3, as on the NR Closing Date, the shareholding of the Acquirer on a Fully Diluted Basis shall be as set out under Part C of SCHEDULE 3, and as on the NR Closing 2 Date, the shareholding of the Acquirer on a Fully Diluted Basis shall be as set out under Part D of SCHEDULE 3.

2.5 Consideration for the Respective NR Sale Shares. In consideration for the NR Sale Shares, the Acquirer shall: (a) issue and allot the Respective NR Subscription Shares, free of all Encumbrances, to the respective NR Sellers, and (b) ensure that a Promissory Note duly executed by the Acquirer is delivered to the respective NR Sellers, in consideration for transfer of the Respective NR Sale Shares by the NR Sellers to the Acquirer. Payment of the Respective NR Cash Consideration Amount to the respective NR Sellers shall be made according to the terms of the Promissory Notes without any deduction towards Tax. The Parties agree and acknowledge that: (a) the issue and allotment of Respective NR Subscription Shares and delivery of the Promissory Notes to each of the NR Sellers by the Acquirer in the manner set out in this Agreement shall constitute full and final payment by the Acquirer to the NR Sellers for the NR Sale Shares and shall entitle the Acquirer to the NR Sale Shares free of all Encumbrances, and (b) transfer of the NR Sale Shares by the NR Sellers in the manner set out in this Agreement shall constitute full and final payment by the NR Sellers to the Acquirer for the Respective NR Subscription Shares and shall entitle the NR Sellers to the NR Subscription Shares free of all Encumbrances.

2.6 Parties hereby agree that the Sellers shall have the right to determine, at their own discretion, to Transfer the Identified EE Shares to the Acquirer either in NR Closing 2 or the IR Cash Closing or as part of the OS Closing. In case the Transfer of the Identified EE Shares is elected to be consummated as part of the IR Cash Closing or the OS Closing, all provisions of this Agreement pertaining to the Subsequent EE Share Transfer shall apply mutatis mutandis to such IR Cash Closing and/or the OS Closing, as the case may be.”

2.5.	Immediately after Clause 2 (NR Share Transfer) and before Clause 3 (Cash Share Sale), a new Clause 2A shall be inserted in the SPA as follows:

“2A. TRANSFER OF THE IDENTIFIED EE SHARES

2A.1 Subject to Clause 2.6 and other terms and conditions of this Agreement, and after issuance of the Acquirer CP Completion Notice 2 in accordance with Clause 4.4 (Acquirer Conditions Precedent to NR Closing 2):

2A.1.1 relying on the respective Seller Warranties, the Acquirer agrees to purchase the Identified EE Shares from Elevar, and Elevar hereby agrees to sell and transfer to the Acquirer, its Identified EE Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the terms of this Agreement; and

2A.1.2 relying on the Acquirer Warranties, Elevar agrees to sell to the Acquirer the Identified EE Shares, and the Acquirer hereby agrees to: (a) issue and allot to Elevar, the EE Subscription Shares in consideration for the Identified EE Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto; and (b) remit the EE Cash Consideration Amount in consideration for the Identified EE Shares, in each case, in accordance with the terms of this Agreement.

2A.2 The Parties hereby agree that, subject to Clause 2.6 above, Elevar may elect to Transfer the Identified EE Shares as part of the NR Closing 2 in consideration for any of the following, as determined by Elevar solely at its discretion: (i) allotment of the EE Subscription Shares and delivery of the EE Promissory Note by the Acquirer in favour of Elevar, in consideration for the Identified EE Shares, or (ii) delivery of the EE Promissory Note by the Acquirer in favour of Elevar and taking of any actions pursuant to the OS Alternative Option Agreement (hereinafter, transfer of the Identified EE Shares through (i), and/or (ii), shall be referred to as the “Subsequent EE Share Transfer”). The sale and transfer of the Identified EE Shares, and issuance and allotment of the EE Subscription Shares, shall be completed simultaneously.

2A.3 Identified EE Shares.

2A.3.1 Consideration for the Identified EE Shares. In the event the Identified EE Shares are transferred pursuant to Clause 2A.2(i), the Acquirer shall (i) issue and allot the EE Subscription Shares to Elevar, free of all Encumbrances, and (ii) ensure that the EE Promissory Note duly executed by the Acquirer, is delivered to Elevar. The Parties agree and acknowledge that the issue and allotment of EE Subscription Shares by the Acquirer in the manner set out in this Agreement and the delivery of the EE Promissory Note, shall constitute full and final payment by the Acquirer to Elevar for the Identified EE Shares and shall entitle the Acquirer to the Identified EE Shares free of all Encumbrances. Payment of the EE Cash Consideration Amount to Elevar shall be made according to the terms of the EE Promissory Note, subject to deduction of withholding taxes, as may be applicable as per the provisions of the IT Act. Any Taxes withheld by the Acquirer in relation to the aforesaid Identified EE Shares if such Taxes are required to be withheld under Applicable Law, shall be reduced from the EE Cash Consideration Amount to be remitted to Elevar, and will be deposited by the Acquirer with the Indian Tax Authorities, and the Acquirer shall provide documentation/evidence of such payment of such withholding tax to Elevar whenever required by Elevar. In the event the Identified EE Shares are transferred pursuant to Clause 2A.2(ii), necessary actions shall be taken pursuant to the OS Alternative Option Agreement.”

2.6.	Clause 4 (Conditions Precedent, Conduct Before Closing) of the SPA shall stand amended and substituted as follows:

“4.1 Seller Conditions Precedent to NR Closing. The obligation of the Acquirer to purchase the NR Sale Shares from the respective NR Sellers at NR Closing pursuant to Clause 5 (NR Closing, NR Closing 2 and IR Cash Closing), shall be subject to the fulfilment of the conditions listed below by each of the NR Sellers with respect to themselves to the extent applicable (“NR Seller Conditions Precedent”). Upon fulfilment of each of the NR Seller Conditions Precedent, the NR Sellers shall notify to the Acquirer in writing of the due fulfilment of such conditions as applicable to itself (“NR Seller CP Completion Notices”):

4.1.1. Warranties true and correct. The respective Seller Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date with the same effect as though made at that time. The Promoter shall confirm that the Target Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date with the same effect as though made at that time.

4.1.2. Obtaining consents, approvals. Each NR Seller shall have obtained all corporate authorizations, necessary or appropriate and such other waivers or approvals as may be required, for consummation of the transactions contemplated in this Agreement and shall have provided the Acquirer with satisfactory evidence thereof.

4.1.3. No Material Adverse Effect. Each NR Seller shall have confirmed that, as on the NR Closing Date, there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to such NR Seller. The Promoter shall have confirmed that, as on the NR Closing Date, there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to the Target.

4.1.4. The form of the Promissory Note to be delivered by the Acquirer to the NR Sellers on the NR Closing, shall have been finalized and agreed between the NR Sellers and the Acquirer.

4.2. Acquirer Conditions Precedent to NR Closing. The obligation of the NR Sellers to transfer their Respective NR Sale Shares to the Acquirer, shall be subject to the fulfilment of the conditions listed below by the Acquirer (“Acquirer Conditions Precedent to NR Closing”). Upon fulfilment of each of the Acquirer Conditions Precedent to NR Closing, the Acquirer shall notify to the NR Sellers in writing of the due fulfilment of such conditions (“Acquirer CP Completion Notice 1”):

4.2.1. Warranties true and correct. The Acquirer Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date with the same effect as though made at that time.

4.2.2. Obtaining consents, approvals. The Acquirer shall have obtained all authorizations, consents and waivers, necessary or appropriate, for consummation of the transactions contemplated in this Agreement, whether under Applicable Law, contract or otherwise and shall have provided the NR Sellers with satisfactory evidence thereof.

4.2.3. No Material Adverse Effect. The Acquirer shall have confirmed that, as on the NR Closing Date, there has been no event or condition of any character that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect in relation to the Acquirer.

4.2.4. The Acquirer shall have executed legally binding definitive agreements (“Proposed Acquisition Agreements”) with each of the entities proposed to be acquired by the Acquirer prior to the consummation of the Merger, including such entities as are reflected in Part D of SCHEDULE 3 (the “Proposed Subsidiary Acquisitions”) in connection with acquisition of 100% (one hundred per cent) of their respective share capital by the Acquirer, and the Acquirer shall have consummated or shall agree to concurrently consummate acquisition of Thrasys Inc. and Behavioral Health Services, LLC on the NR Closing Date. The Parties agree that in the event that all of the Proposed Subsidiary Acquisitions are consummated, the aggregate number of Shares of the Acquirer to be delivered by the Acquirer to the Promoter pursuant to Clause 4.4.16 of this Agreement and the OS Subscription Shares and NR Subscription Shares to be delivered to the NR Sellers and the Option Sellers pursuant to this Agreement, shall be equivalent to 11.11% (eleven point one one per cent) of the Acquirer’s Share capital on a Fully Diluted Basis as of the NR Closing 2 Date (“Aggregate Equity Consideration”). In the event that the NR Closing 2 occurs, but the acquisition of one or more of the Proposed Subsidiary Acquisitions is not consummated as of the NR Closing 2 Date, the Aggregate Equity Consideration to be delivered to the Sellers pursuant to this Agreement shall be increased pro rata amongst: (i) the subsidiaries which have been acquired by the Acquirer pursuant to the Proposed Acquisition Agreements; and (ii) the other existing holders of Acquirer’s Shares.

4.2.5 The business combination agreement amongst the Acquirer and the SPAC shall have been finalised between the Acquirer and the SPAC, on terms substantially similar to those terms set forth in the letter of intent executed on September 29, 2020 between UpHealth Services Inc. and GigCapital2, Inc., a Delaware corporation, along with any other definitive agreements required to be executed, to give effect to the Merger (the “Merger Agreement”).

4.2.6 The Acquirer shall confirm in writing to the Sellers that the transaction consideration payable to the stockholders of the Acquirer by the SPAC pursuant to the Merger Agreement is based on the total enterprise value of the Acquirer together with CloudBreak Health, LLC (“CloudBreak”) being USD 1,100 million (United States Dollars One Thousand One Hundred Million), subject to a pro rata adjustment of the Acquirer’s enterprise value in the event all the Proposed Subsidiary Acquisitions are not completed. It is hereby agreed between the Parties that, notwithstanding any such adjustments to the Acquirer’s enterprise value, the value of the Acquirer’s Shares receivable by the NR Sellers and the Option Sellers pursuant to this Agreement as used in the merger consideration calculation under the Merger Agreement, shall be no less than USD 110,000,000 (United States Dollars One Hundred and Ten Million only).

4.2.7 The SPAC shall have filed the definitive proxy statement in order to extend its life and any other required documents in this regard with the Securities and Exchange Commission

4.2.8 All corporate and other proceedings in connection with the transactions contemplated at such NR Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each NR Seller, and each NR Seller (or such NR Seller’s counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.2.9 The Acquirer shall have provided to each of the NR Sellers, duly filled FCPA questionnaire to the satisfaction of the NR Sellers.

4.2.10 The Acquirer shall have provided its valuation report, or will cooperate with the valuer appointed by any of the NR Sellers to provide such information as may be required by the valuer to determine the valuation of the NR Subscription Shares.

4.2.11 The Acquirer shall have delivered a duly signed letter to the Target confirming (i) its obligations under Clause 10 (Refinancing of Debt by the Acquirer), and (ii) that it shall execute and deliver, as and when requested by the Sellers and prior to the NR Closing 2 Date, corporate guarantee in favour of such creditors of the Target as are reflected in its books towards payment of Debt (as defined in Clause 10).

4.2.12 The Acquirer shall have confirmed in writing to the Sellers, that (i) the Merger Agreement finalised between itself and the SPAC is consistent with the Parties’ understanding under this Agreement, and that there is nothing in the Merger Agreement which contradicts the terms of this Agreement or affects the performance of the Acquirer’s obligations within the time-frames agreed between the Parties under this Agreement, and (ii) the Acquirer has not entered into any agreement, whether written or oral, with any Person which impacts the ability of the Acquirer to perform its covenants and/or obligations under this Agreement in any manner.

4.3. Seller Conditions Precedent to NR Closing 2. The obligation of the Acquirer to purchase the Identified EE Shares from Elevar at NR Closing 2 pursuant to Clause 5 (NR Closing, NR Closing 2 and IR Cash Closing), shall be subject to the fulfilment of the conditions listed below by Elevar with respect to itself to the extent applicable (“EE Conditions Precedent”). Upon fulfilment of each of the EE Conditions Precedent, Elevar shall notify to the Acquirer in writing of the due fulfilment of such conditions as applicable to itself (“EE CP Completion Notice”):

4.3.1. Warranties true and correct. The respective Seller Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing 2 Date with the same effect as though made at that time.

4.3.2. Obtaining consents, approvals. Elevar shall have obtained all corporate authorizations, necessary or appropriate and such other waivers or approvals as may be required, for consummation of the transactions contemplated in this Agreement and shall have provided the Acquirer with satisfactory evidence thereof.

4.3.3. No Material Adverse Effect. Elevar shall have confirmed that, as on the NR Closing 2 Date, there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to Elevar.

4.3.4. The form of the EE Promissory Note to be delivered by the Acquirer to Elevar on the NR Closing 2, shall have been finalized and agreed between Elevar and the Acquirer.

4.3.5 The Sellers and the Acquirer shall have mutually agreed upon a methodology that will enable the Acquirer to hold more than 90% (Ninety per cent) of the Target’s Share Capital. To give effect to this, the Sellers, the Target and the Acquirer shall take all necessary actions, including corporate actions.

4.3.6. The Acquirer and the Sellers shall have agreed on the OS Alternative Option and shall have executed such additional agreements (“OS Alternative Option Agreement”) and taken all necessary actions, including amendments to this Agreement as may be mutually agreed between the Acquirer and the Sellers to give effect to the commercial understanding of the Parties as set out under this Agreement. The Parties shall implement and give effect to certain agreed actions pursuant to the OS Alternative Option Agreement on the NR Closing 2 Date.

4.3.7 The Parties shall have agreed on the amounts and the numbers pursuant to the formulae as set out in SCHEDULE 2 and in this regard, the Acquirer shall furnish necessary information as may be reasonably requested by the Sellers.

4.4 Acquirer Conditions Precedent to NR Closing 2. The obligation of Elevar to transfer the Identified EE Shares to the Acquirer, shall be subject to the fulfilment of the conditions listed below by the Acquirer (“Acquirer Conditions Precedent to NR Closing 2”). Upon fulfilment of each of the Acquirer Conditions Precedent to NR Closing 2, the Acquirer shall notify to the Sellers in writing of the due fulfilment of such conditions (“Acquirer CP Completion Notice 2”):

4.4.1 Warranties true and correct. The Acquirer Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing 2 Date with the same effect as though made at that time.

4.4.2 Obtaining consents, approvals. The Acquirer shall have obtained all authorizations, consents and waivers, necessary or appropriate, for consummation of the transactions contemplated in this Agreement, whether under Applicable Law, contract or otherwise and shall have provided Elevar with satisfactory evidence thereof.

4.4.3. No Material Adverse Effect. The Acquirer shall have confirmed that, as on the NR Closing 2 Date, there has been no event or condition of any character that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect in relation to the Acquirer.

4.4.4 All actions set out in Clause 5.1 (NR Closing) below in relation to the NR Closing shall have been duly consummated.

4.4.5 The Acquirer shall have completed or will concurrently complete the acquisition of either (i) at least four of the Proposed Subsidiary Acquisitions or (ii) such number of subsidiary acquisitions as may be required under the Merger Agreement (the “Significant Subsidiary Acquisitions”). The Parties agree that in the event that all the Proposed Subsidiary Acquisitions are consummated, the Aggregate Equity Consideration to be delivered by the Acquirer to the Promoter pursuant to Clause 4.4.16 of this Agreement and the OS Subscription Shares and NR Subscription Shares to be delivered to the NR Sellers and the Option Sellers pursuant to this Agreement, shall be equivalent to 11.11% (eleven point one one per cent) of the Acquirer’s Share capital on a Fully Diluted Basis as of the NR Closing 2 Date. In the event that the NR Closing 2 occurs, but all of the Proposed Subsidiary Acquisitions (other than the Target) are not consummated as of the NR Closing 2 Date, the Aggregate Equity Consideration to be delivered to the Sellers pursuant to this Agreement shall be increased pro rata amongst: (i) the subsidiaries which have been acquired by the Acquirer pursuant to the Proposed Acquisition Agreements; and (ii) the other existing holders of Acquirer’s Shares. The Acquirer shall have provided a confirmation if there is proposed to be any increase in the Aggregate Equity Consideration, and such number shall be mutually agreed between the Sellers and the Acquirer.

4.4.6 If the Acquirer or the SPAC proposes a different form of merger other than what is described in this Agreement, the Acquirer shall obtain the prior written approval of the Sellers in this regard and the Parties shall execute such amendments to this Agreement, as may be required to reflect the Parties’ commercial understanding under this Agreement.

4.4.7 The Acquirer shall have confirmed in writing to the Sellers (a) that other than obtaining of approvals from stockholders of SPAC and the Acquirer, consummation of Merger, notification procedure to NYSE, there are no other actions required to be taken by the Acquirer, including obtaining any consents or making any filings with any Person, to achieve listing of the SPAC shares on NYSE and the IR Cash Closing, and (b) the proposed date of consummation of Merger and listing of Shares of the SPAC on the NYSE. Based on such written confirmation from the Acquirer, the Parties shall mutually agree and take necessary actions and execute such agreements, including amendment agreements, as may be requested by the Sellers to give effect to the commercially agreed terms under this Agreement.

4.4.8 The SPAC shall have filed the proxy statement, Form S-4 and any other required documents with the Securities and Exchange Commission, and the Form S-4 shall have become effective.

4.4.9 All corporate and other proceedings in connection with the transactions contemplated at such NR Closing 2 and all documents incident thereto shall be reasonably satisfactory in form and substance to Elevar, and Elevar (or Elevar’s counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.4.10 The SPAC shall have completed its diligence on the Acquirer, obtained all necessary approvals as may be required and completed any required stock exchange and regulatory review (including by the Securities and Exchange Commission and the New York Stock Exchange in the USA), to give effect to the Merger and for consummation of the transactions contemplated in this Agreement.

4.4.11 The SPAC shall have executed a deed of adherence in a form and manner acceptable to the Sellers (including incorporating or realizing the substance of the following required provisions in the Merger Agreement, in a form and manner acceptable to the Sellers), pursuant to which SPAC or the Surviving Company shall be deemed to be the ‘Acquirer’ under this Agreement and the ‘Borrower’ under the Promissory Notes and the EE Promissory Note, and all references to: (a) the ‘Acquirer’ under this Agreement, and (b) the ‘Borrower’ under the Promissory Notes and the EE Promissory Note, shall refer to the SPAC or the Surviving Company. Consequently, the SPAC or the Surviving Company shall be bound by all rights and obligations of the Acquirer under this Agreement.

4.4.12 The Acquirer and Seller(s) shall have executed such additional agreements and taken all necessary actions, including amendments to this Agreement as may be reasonably required by the Sellers prior to consummation of the Merger, to give effect to the commercial understanding of the Parties as set out under this Agreement.

4.4.13 The Acquirer and the Sellers shall have agreed on OS Alternative Option Agreement and taken all necessary actions, including amendments to this Agreement as may be mutually agreed between the Acquirer and the Sellers to give effect to the commercial understanding of the Parties as set out under this Agreement. The Parties shall implement and give effect to certain agreed actions pursuant to the OS Alternative Option Agreement on the NR Closing 2 Date.

4.4.14 Finalisation of the Employment Agreement. The terms of the Promoter’s employment and the form of the employment agreement amongst him and the Acquirer, shall have been finalized and executed in a form acceptable to the Acquirer and the Promoter (the “Employment Agreement”). The Acquirer confirms that the terms of the Employment Agreement between the Promoter and the Acquirer, shall not be less favorable in comparison with other persons holding a similar designation as that of the Promoter.

4.4.15 The Sellers and the Acquirer will mutually agree upon a methodology that will enable the Acquirer to hold more than 90% (Ninety per cent) of the Target’s Share Capital. To give effect to this, the Sellers, the Target and the Acquirer shall take all necessary actions, including corporate actions.

4.4.16 The Acquirer and the Promoter shall have executed an agreement in a form mutually acceptable to them, to record the terms, timing and manner of issuance of 286,000 (Two Hundred and Eighty Six Thousand) Shares of the Acquirer, or such number of Shares of the Acquirer, which is equivalent to 3.18% (three decimal one eight per cent) or such higher percentage of the Acquirer’s Share capital on a Fully Diluted Basis as may be required pursuant to Clause 4.2.4 as of the IR Cash Closing Date, to the Promoter.

4.4.17 The draft of the corporate guarantees to be issued by the Acquirer in favour of such creditors of the Target as are reflected in its books towards payment of Debt, shall have been agreed to between the Target, its creditors and the Acquirer.

4.4.18 The Acquirer shall have obtained a Permanent Account Number (“PAN”) in India.

4.4.19. The Acquirer shall have provided its valuation report, along with any other information required by the Sellers, to each of the Sellers to determine the valuation of the EE Subscription Shares and to finalise the amounts and numbers pursuant to the formulae as set out in SCHEDULE 2.

4.4.20. The Acquirer or its Affiliate shall have invested a minimum amount of USD 3,000,000 (United States Dollars Three Million) in the Target.

4.4.21 The Acquirer shall have provided a confirmation in writing that: (a) no revisions to the Merger Agreement have been made since the NR Closing Date, and in the event any revisions/amendments have been made to the Merger Agreement since the NR Closing Date, such amendments have been made with prior written consent of each of the Sellers; (b) the Merger Agreement finalised between itself and the SPAC is consistent with the Parties’ understanding under this Agreement, and that there is nothing in the Merger Agreement which contradicts the terms of this Agreement or affects the performance of the Acquirer’s obligations within the time-frames agreed between the Parties under this Agreement; and (c) the Acquirer has not entered into any agreement whether written or oral, with any Person which impacts the ability of the Acquirer to perform its covenants and/or obligations under this Agreement in any manner.

4.4.22 The Acquirer shall have issued corporate guarantees to the extent of USD 35,000,000 (United States Dollars Thirty Five Million) in favour of such creditors of the Target as are reflected in its books towards payment of Debt. Accordingly, the Acquirer shall have also ensured that all the relevant creditors will release the personal guarantees issued in their favour by the Promoter or any of the shareholders of the Target. For the purposes of this clause, the term ‘Debt’ shall include any amounts required to be paid by the Target including any term loans, liabilities, short-term and long-term debt and guarantees and payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any fixed return or discounting terms.

4.4.23 The Acquirer shall confirm in writing to the Sellers that the transaction consideration payable to the stockholders of the Acquirer by the SPAC pursuant to the Merger Agreement is based on the total enterprise value of the Acquirer together with CloudBreak being USD 1,100 million (United States Dollars One Thousand One Hundred Million), subject to a pro rata adjustment of the Acquirer’s enterprise value in the event all the Proposed Subsidiary Acquisitions are not completed. It is hereby agreed between the Parties that, notwithstanding any such adjustments to the Acquirer’s enterprise value, the value of the Acquirer’s Shares receivable by the NR Sellers and the Option Sellers pursuant to this Agreement as used in the merger consideration calculation under the Merger Agreement, shall be no less than USD 110,000,000 (United States Dollars One Hundred and Ten Million only).

4.4.24 The Acquirer shall have executed all agreements, letters or documents necessary or as required by the Target or the Target’s creditors, in connection with the Acquirer’s obligations under Clause 10 (Refinancing of Debt by the Acquirer).

4.4.25 The Acquirer shall not have entered into any agreement other than the Merger Agreement, whether written or oral, with any Person which impacts the ability of the Acquirer to perform its covenants and/or obligations under this Agreement in any manner.

4.4.26 The Acquirer shall have confirmed in writing to the Sellers that the Merger Agreement has not been terminated by any party to the Merger Agreement, and that the Acquirer has not committed any breach of the Merger Agreement, or any of the agreements executed pursuant thereto.

4.4.27 The Acquirer and the SPAC shall have executed the legally binding definitive agreements with strategic or financial investors (“Financing Agreements”) for infusion of such amounts into the Acquirer or the SPAC, as the case may be, as would be required to fulfil its obligations under this Agreement and all the Proposed Acquisition Agreements, when combined with SPAC trust funds after factoring in amounts required for anticipated stockholder redemptions, if any.

4.5 Seller Conditions Precedent to IR Cash Closing. The obligation of the Acquirer to purchase the Respective Cash Sale Shares from the respective Cash Sellers at IR Cash Closing pursuant to Clause 5 (NR Closing, NR Closing 2 and IR Cash Closing), shall be subject to the fulfilment of the conditions listed below by each of the Cash Sellers with respect to themselves to the extent applicable (“Cash Seller Conditions Precedent”). Upon fulfilment of each of the Cash Seller Conditions Precedent, the Cash Sellers shall notify to the Acquirer in writing of the due fulfilment of such conditions as applicable to itself (“Cash Seller CP Completion Notices”):

4.5.1 Warranties true and correct. The respective Seller Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the IR Cash Closing Date with the same effect as though made at that time.

4.5.2. Obtaining consents, approvals. Each Cash Seller shall have obtained all corporate authorizations, necessary or appropriate and such other waivers or approvals as may be required, for consummation of the transactions contemplated in this Agreement and shall have provided the Acquirer with satisfactory evidence thereof.

4.5.3. No Material Adverse Effect. Each Cash Seller shall have confirmed that, as on the IR Cash Closing Date there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to such Cash Seller.

4.5.4. Valuation Certificate. The Cash Sellers shall have delivered to the Acquirer, a certified copy of a valuation certificate issued by a chartered accountant or a merchant banker registered with the Securities and Exchange Board of India or a practicing cost accountant for calculating the fair market valuation of the Cash Sale Shares and the OS Option Shares in accordance with the requirements of Rule 21(2)(b)(iii) to the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019.

4.5.5. FC-TRS Documentation. Each Cash Seller shall have prepared and obtained the drafts of all required supporting documentation for the form FC-TRS to be filed with the RBI through authorized dealer bank, in respect of the Transfer of the Cash Sale Shares.

4.5.6. Lenders’ Consent. The Target shall have obtained the written consent of each of the Lenders, and SVCL, with respect to the sale of the Seller Transfer Shares.

4.5.7 In the event the NR Closing 2 has not occurred and the Identified EE Shares are proposed to be transferred as part of IR Closing, the Parties shall have agreed on the amounts and the numbers pursuant to the formulae as set out in SCHEDULE 2 and in this regard, the Acquirer shall have furnished necessary information as may be reasonably requested by the Sellers.

4.6. Acquirer Conditions Precedent to IR Cash Closing. The obligation of the Cash Sellers to transfer their Respective Cash Sale Shares to the Acquirer, shall be subject to the fulfilment of the conditions listed below by the Acquirer (“Acquirer Conditions Precedent to IR Cash Closing”). Upon fulfilment of each of the Acquirer Conditions Precedent to IR Cash Closing, the Acquirer shall notify to the Cash Sellers in writing of the due fulfilment of such conditions (“Acquirer CP Completion Notice 3”):

4.6.1. Warranties true and correct. The Acquirer Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the IR Cash Closing Date with the same effect as though made at that time.

4.6.2. Obtaining consents, approvals. The Acquirer shall have obtained all authorizations, consents and waivers, necessary or appropriate, for consummation of the transactions contemplated in this Agreement, whether under Applicable Law, contract or otherwise and shall have provided the IR Sellers with satisfactory evidence thereof.

4.6.3. No Material Adverse Effect. The Acquirer shall have confirmed that, as on the IR Cash Closing Date, there has been no event or condition of any character that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect in relation to the Acquirer or SPAC or the Surviving Company, as applicable.

4.6.4. The Acquirer or the SPAC as applicable, shall have received and consummated the investments contemplated under the Financing Agreements.

4.6.5. All actions set out in Clause 5.1 (NR Closing) below in relation to the NR Closing shall have been duly consummated.

4.6.6. The Acquirer’s stockholders shall have provided their approval with respect to the Merger. The SPAC’s stockholders shall have provided their approval with respect to the Merger. In the event any of the SPAC’s dissenting stockholders exercise their right to redeem their respective shares or stock in the SPAC, the SPAC shall have completed such redemption.

4.6.7. The Merger shall have been consummated in terms of the Merger Agreement and the Shares of the SPAC shall have been registered on the NYSE.

4.6.8. The Acquirer shall have provided to the Cash Sellers, certified copies of all documents as may be required by the Option Sellers and Cash Sellers in connection with the Form FC-TRS to be filed by the Cash Sellers with respect to the Cash Share Sale.

4.6.9 All actions in relation to the NR Closing 2 shall have occurred as per the terms of this Agreement, if applicable.

4.6.10 The Acquirer shall not have entered into any agreement other than the Merger Agreement, whether written or oral, with any Person which impacts the ability of the Acquirer to perform its covenants and/or obligations under this Agreement in any manner.

4.6.11 The Acquirer shall have confirmed that the SPAC or the Surviving Company has cash and cash equivalents in its accounts sufficient to pay the Total NR Cash Consideration Amount (according to the terms of any applicable Promissory Notes) and the Cash Consideration Amount payable to the Sellers.

4.7. Each Party shall be responsible for fulfilment of their respective Conditions Precedent.

4.8. Notwithstanding anything contained elsewhere in the Agreement, (i) a particular Seller Condition Precedent may be waived or be treated as a condition subsequent, if the Acquirer agrees to waive such Seller Condition Precedent or treat it as a condition subsequent after the NR Closing, NR Closing 2 or the IR Cash Closing, whichever applicable, and (ii) a particular Acquirer Condition Precedent may be waived or be treated as a condition subsequent, if the concerned Sellers agree to waive such Acquirer Condition Precedent or treat it as a condition subsequent after the NR Closing, NR Closing 2 or the IR Cash Closing, whichever applicable. It is further agreed between the Parties that non-fulfilment of the Seller Conditions Precedent by one Seller, shall not affect the Share Transfer with respect to the other Seller.

4.9. During the period between the Execution Date and the NR Closing 2 Date, the Acquirer shall not (other than to the extent required under Clause 4 (Conditions Precedent, Conduct Before Closing)) without the prior written consent of the Sellers, undertake any actions set out under Part A of SCHEDULE 5 of this Agreement. During the period between the Execution Date and the NR Closing Date 2, the Target shall not and the Promoter shall ensure that the Target does not (other than to the extent required under Clause 4 (Conditions Precedent, Conduct Before Closing) or to give effect to the terms of or the transactions contemplated under this Agreement), without the prior written consent of the Acquirer, undertake any actions set out under Part B of SCHEDULE 5 of this Agreement. It is however agreed between the Parties that notwithstanding anything contained in this Agreement, after the Execution Date, the Target shall be entitled to modify the Share capital of the Target, including through issuance of securities, and also undertake such other actions as may be required pursuant thereto, provided that such new investor, if any, agrees to execute a deed of adherence to this Agreement and transfer its Shares to the Acquirer to give effect to the commercially agreed terms under this Agreement.

4.10. Long-Stop Date. Subject to Clause 4.8, the Acquirer shall use its best endeavours to ensure that all Acquirer Conditions Precedent to NR Closing 2 are completed, and the NR Closing 2 occurs no later than March 05, 2021 or such extended period as the Parties may mutually agree upon in writing (“NR Closing 2 Long Stop Date”). Subject to Clause 4.8, the Acquirer shall use its best endeavours to ensure that all Acquirer Conditions Precedent to IR Cash Closing, and the Cash Sellers shall use best endeavours to ensure that all the Cash Seller Conditions Precedent are completed, and the IR Cash Closing occurs no later than March 15, 2021 or such extended period as the Parties may mutually agree upon in writing (“IR Long Stop Date”).”

2.7.	Clause 5 (NR Closing and IR Closing) of the SPA shall stand renamed as “NR Closing, NR Closing 2 and IR Cash Closing”.

2.8.	Clause 5.1.1 (NR Closing Actions by the Target and the NR Sellers) of the SPA shall stand amended and substituted as follows:

5.1.1.	“NR Closing Actions by the Target and the NR Sellers

(a)

Each of the NR Sellers shall deliver to the Acquirer, electronic copies of the share certificates in respect of the Respective NR Sale Shares and duly executed and stamped statutory share transfer forms for transfer of such Respective NR Sale Shares;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the NR Sale Shares from the respective NR Sellers to the Acquirer; (ii) updating of its register of members to record the transfer of the NR Sale Shares, and to record the name of the Acquirer as the owner of the NR Sale Shares; (iii) providing certified true copies of items listed in (i) and (ii) above to the NR Sellers and the Acquirer;

(c)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members;

(d)

Immediately subsequent to the NR Closing Date, the original share certificates with respect to the Respective NR Sale Shares, duly endorsed by the Target, will be delivered by the Target to the Acquirer by way of courier.”

2.9.	Clause 5.1.2 (NR Closing Actions by the Acquirer) of the SPA shall stand amended and substituted as follows:

5.1.2. NR Closing Actions by the Acquirer

(a)	The Acquirer shall have delivered executed Promissory Notes to each of the NR Sellers;

(b)	The Acquirer shall duly execute the share transfer forms received in terms of Clause 5.1.1(a);

(c)

The Acquirer shall issue and allot the Respective NR Subscription Shares in favour of the respective NR Sellers, pass necessary corporate resolutions and take such necessary actions as may be required under Applicable Law, and deliver to the each of the NR Sellers electronic copies of the share certificates representing the NR Subscription Shares. ;

(d)

The Acquirer shall have taken necessary actions, including passing corporate resolutions for appointment of the Promoter on the Board of the Acquirer, on terms acceptable to the Promoter and which are no less favorable in comparison with other Directors appointed on the Board of the Acquirer;

(e)

With respect to Thrasys, Inc. and Behavioral Health Services, LLC, the Acquirer shall have completed acquisition of 100% (one hundred per cent) of their respective share capital in accordance with the relevant Proposed Acquisition Agreements;

(f)	The Merger Agreement shall have been executed between inter alia, the Acquirer and the SPAC;

(g)	Immediately after the NR Closing Date, the original share certificates with respect to the Respective NR Subscription Shares, will be dispatched by the Acquirer to the relevant NR Sellers by courier.”

2.10.	Immediately after Clause 5.1 (NR Share Transfer) of the SPA and before Clause 5.2 (IR Cash Closing) of the SPA, the following new Clause 5.1A (NR Closing 2) shall be inserted as follows:

“5.1A NR Closing 2. Upon the Sellers receiving the Acquirer CP Completion Notice 2 and the Sellers having verified the fulfilment of the Acquirer Conditions Precedent to NR Closing 2, and the Acquirer receiving the EE CP Completion Notice and the Acquirer having verified the fulfilment of the EE Conditions Precedent, the Acquirer, the Target and Elevar shall agree upon a date on which the NR Closing 2 will occur, which shall not be later than the NR Closing 2 Long Stop Date (“NR Closing 2 Date”). The obligations of each of the Parties in this Clause 5.1A shall be interdependent and unless otherwise agreed to by the Acquirer and Elevar, the NR Closing 2 shall not occur unless all of the obligations set out in the relevant sub-clauses of Clause 5.1A are complied with and fully effective.

5.1A.1 On the NR Closing 2 Date, the following actions shall be carried out by the relevant Parties:

(a)

Elevar shall deliver to the Acquirer, electronic copies of the share certificates together with duly executed and stamped statutory share transfer forms for Transfer of such Identified EE Shares, which the Acquirer shall duly execute;

(b)	The Acquirer shall deliver to Elevar, the duly executed EE Promissory Note;

(c)

The Acquirer shall issue and allot the EE Subscription Shares in favour of Elevar, pass necessary corporate resolutions and take such necessary actions as may be required under Applicable Law, and deliver to Elevar, share certificates representing the EE Subscription Shares or necessary actions shall be taken by the Acquirer as agreed pursuant to the OS Alternative Option Agreement in the event Elevar proposes to transfer such shares as part of the OS Closing pursuant to Clause 2A.2(ii);

(d)

The Target shall convene and hold a meeting of its Board at which resolutions shall be passed approving and authorizing: (a) the Transfer of the Identified EE Shares from Elevar to the Acquirer; and (b) updating of its register of members to record the Transfer of the Identified EE Shares, and to record the name of the Acquirer as the owner of the Identified EE Shares;

(e)	The Target shall provide certified true copies of the resolution items listed in sub-clause (iii) above to Elevar and the Acquirer;

(f)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members;

(g)	Subsequent to the NR Closing 2 Date, the original share certificates with respect to the Identified EE Shares, duly endorsed by the Target, will be delivered to the Acquirer by way of courier;

(h)

Any Taxes withheld by the Acquirer in relation to the aforesaid Identified EE Shares if such Taxes are required to be withheld under Applicable Law, shall be reduced from the EE Cash Consideration Amount to be remitted to Elevar, and will be deposited by the Acquirer with the Indian Tax Authorities, and the Acquirer shall provide documentation/evidence of such payment of such withholding tax to Elevar whenever required by Elevar.”

2.11.	Clause 5.2 (IR Cash Closing) of the SPA shall stand amended and substituted as follows:

“5.2 IR Cash Closing. Upon the Cash Sellers receiving the Acquirer CP Completion Notice 3 and having verified the fulfilment of the Acquirer Conditions Precedent to IR Cash Closing, and upon the Acquirer receiving the Cash Seller CP Completion Notices from the Cash Sellers and having verified the fulfilment of the relevant Cash Seller Conditions Precedent, the Acquirer, the Cash Sellers and the Target shall agree upon a date on which the IR Cash Closing shall occur, which shall be no later than the IR Long Stop Date (“IR Cash Closing Date”). At IR Cash Closing, the actions set out under this Clause 5.2 shall take place. The obligations of each of the Parties in this Clause 5.2 are interdependent and unless otherwise agreed to by the Cash Sellers and the Acquirer, the IR Cash Closing will not occur unless all of the obligations set out in this Clause 5.2 are complied with and are fully effective:

5.2.1	IR Cash Closing Actions by the Target and the Cash Sellers

(a)	Each of the Cash Sellers shall deliver to the Acquirer, duly executed and stamped statutory share transfer forms for transfer of such Respective Cash Sale Shares;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Cash Sale Shares from the respective Cash Sellers to the Acquirer; (ii) updating of its register of members to record the transfer of the Cash Sale Shares, and to record the name of the Acquirer as the owner of the Cash Sale Shares; (iii) appointing Acquirer’s designee(s) as director(s) to the Board of the Target (iii) providing certified true copies of items listed in (i) and (ii) above to the Cash Sellers and the Acquirer;

(c)	The Target shall file Form DIR-12 with the jurisdictional registrar of companies in relation to appointment of the Acquirer’s designee(s) to the Board of the Target;

(d)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members and the register of directors and key managerial personnel.

5.2.2	IR Cash Closing Actions by the Acquirer

(a)	The Respective Cash Consideration Amount shall be remitted by the Acquirer to the Designated Accounts of the Cash Sellers;

(b)	The Acquirer shall duly execute the stamped share transfer forms received in terms of Clause 5.2.1(a).

5.2.3 Upon receipt of the Respective Cash Consideration Amount and the copies of the foreign inward remittance certificates (“FIRC”) and the KYC certificates from the Acquirer, the Cash Sellers shall file the Form FC-TRS (and all annexures thereto), in respect of the Respective Cash Sale Shares with the RBI, and shall provide a confirmation of the same to the Target and the Acquirer. Subsequent to the IR Cash Closing Date, the original share certificates with respect to the Respective Cash Sale Shares, duly endorsed by the Target, will be delivered to the Acquirer.”

2.12.	Clause 6.3 of the SPA shall stand amended and substituted as follows:

“Any time after the issuance of the Acquirer CP Completion Notice 2 in accordance with Clause 4.4 (Acquirer Conditions Precedent to NR Closing 2), the Option Sellers shall intimate to the Acquirer in writing of his/her decision to transfer the Respective Option Shares and receive consideration through either of the methods set out in Clause 6.2 above (“OS Consideration Intimation”) provided that the closing for Option Shares Transfer shall take place concurrently with the NR Closing 2 only if the Transfer of the Respective Option Shares is proposed to be transferred to the Acquirer and completed pursuant to the Swap Option. The Option Sellers shall have the option to make the Share Swap Application and shall be entitled to opt for the Swap Option pursuant to Clause 6.2.1 only in the event the RBI Approval has been obtained pursuant to the Share Swap Application made by the relevant Option Seller, if such approval is required under Applicable Law.”

2.13.	Clause 6.4.2(i) (Swap Option Closing) of the SPA shall stand amended and substituted as follows:

“(i) Each of the Option Sellers shall deliver to the Acquirer, duly executed and stamped statutory share transfer forms for Transfer of such Respective Option Shares, which the Acquirer shall duly execute;”

2.14.	Clause 6.4.3 of the SPA shall stand amended and substituted as follows:

“6.4.3 Upon completion of Swap Option as set out under Clause 6.4.2, the Option Sellers shall file the Form FC-TRS (and all annexures thereto), in respect of the Respective Option Shares with the RBI, and shall provide a confirmation of the same to the Target and the Acquirer. Subsequent to the OS Closing Date, the original share certificates with respect to the Respective Option Shares, duly endorsed by the Target, will be delivered to the Acquirer.”

2.15.	Clause 7.1 of the SPA shall stand amended and substituted as follows:

“7.1 The NR Sellers (severally and only with respect to themselves), represent and warrant to the Acquirer that the respective Seller Warranties are true and correct as of the Execution Date and shall remain true and correct, as on the Execution Date and on the NR Closing Date and the NR Closing 2 Date, whichever applicable, with the same effect as though made at that time.”

2.16.	Clause 7.3 of the SPA shall stand amended and substituted as follows:

“7.3 The Acquirer represents and warrants to the Sellers that the Acquirer Warranties are true and correct as of the Execution Date and shall remain true and correct as on each of the NR Closing Date, NR Closing 2 Date (if applicable), the IR Cash Closing Date and the OS Closing Date, with the same effect as though made at that time.”

2.17.	Clause 7.4 of the SPA shall stand amended and substituted as follows:

“Subject to Clause 7.6, the Promoter represents and warrants to the Acquirer that the Target Warranties are true and correct as of the Execution Date (subject to the disclosures set out in the Disclosure Schedule and the Updated Disclosure Schedule) and shall remain true and correct as of the NR Closing Date (subject to the disclosures set out under the Updated Disclosure Schedule) with the same effect as though made at that time.”

2.18.	Clause 7.6 of the SPA shall stand amended and substituted as follows:

“7.6 Each of the Target Warranties shall be separate and independent and shall be limited only by the specific disclosures set out in reference to the relevant Target Warranty in ANNEXURE A of this Agreement. The Acquirer and the Promoter agree that the Promoter shall have the right to update the disclosures set out in ANNEXURE A and provide the Acquirer with an updated Disclosure Schedule in relation to the Target Warranties provided as of the Execution Date and as of the NR Closing Date, no later than December 15, 2020 (“Updated Disclosure Schedule”). All disclosures set out in the Updated Disclosure Schedule shall be mutually agreed between the Promoter and the Acquirer, and any event, change or effect disclosed in the Updated Disclosure Schedule will not be deemed to be a breach of the Target Warranties contained in this Agreement.”

2.19.	Clause 7.8 of the SPA shall stand amended and substituted as follows:

“7.8 In connection with certain other capital contributions pursuant to the Proposed Acquisition Agreements to be consummated by Acquirer in separate and related transactions, the Parties hereto, together with the other entities listed in Part D of SCHEDULE 3 if acquisitions of those entities are completed (collectively “Controlling Parties”) will be in control of Acquirer as defined in Section 368(c) of the United States Internal Revenue Code of 1986, as amended (“Code”). It is Acquirer’s understanding that the Controlling Parties intend that the Merger of the Acquirer and the SPAC, as a part of the series of related transactions, be a tax-deferred integrated transaction under Section 351 of the Code and Rev. Rul. 84-71, 1984-1 C.B. 106. Further, it is the Acquirer’s understanding that the acquisition of Shares of the Target by the Acquirer in exchange for Acquirer stock, as contemplated under this Agreement, shall be a tax-deferred integrated transaction under Section 351 of the Code and Rev. Rul. 84-71, 1984-1 C.B. 106. The Parties agree to report the transactions consistent with the treatment described in this Clause 7.8 for all U.S. Tax purposes.

7.8.1 Further, the Acquirer shall provide all necessary information, including any documents or reports and provide assistance as may be required by any of the Sellers or the Target or any Affiliate of the Sellers or the Target (including any information as may be required by the limited partners of any of the Sellers) in relation to making any filings or providing any information to any Governmental Authorities to comply with the requirements of Applicable Law in connection with the Merger, and the transactions contemplated under this Agreement. The Acquirer hereby also agrees that any information furnished to a stakeholder of any of the assets forming part of the Significant Subsidiary Acquisitions shall also be provided simultaneously and in the same manner and format to each of the Sellers forming part of the Merger.”

2.20.	Clause 8.1 (Sellers’/ Promoter’s indemnification obligations towards the Acquirer) of the SPA shall stand amended and restated as follows:

8.1.	“Sellers’/Promoter’s indemnification obligations towards the Acquirer.

8.1.1.

Subject to completion of the NR Closing, NR Closing 2 (if applicable), IR Cash Closing or OS Closing (whichever is applicable in connection with the relevant Seller), each of the Sellers agree that they shall, severally and not jointly, indemnify and hold harmless the Acquirer for any Losses incurred by the Acquirer directly (including Losses relating to a Claim by a Third Party), which arise out of, or result from or are connected with:

(a)	a breach by the relevant Seller of its Seller Warranties;

(b)

any Claim, relating to or defect in the ownership of the Seller Transfer Shares of the Seller or an Encumbrance thereon, in respect of the period prior to the NR Closing, NR Closing 2 (if applicable), IR Cash Closing or OS Closing (whichever applicable in connection with the relevant Seller).

8.1.2.

Promoter’s indemnification obligations towards the Acquirer. Subject to completion of the IR Cash Closing, the Promoter agrees that he shall indemnify and hold harmless the Acquirer for any Losses incurred by the Acquirer (including Losses relating to a Claim by a Third Party) as a result of (a) breach of the Target Warranties, and/or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Target pursuant to Clause 5 (NR Closing, NR Closing 2 and IR Cash Closing) of this Agreement.”

2.21.	Clause 8.4 of the SPA shall stand amended and substituted as follows:

“8.4 Notwithstanding the foregoing, in the event that, any Claim arises with respect to Losses suffered by the Indemnified Party, prior to receipt of the Respective NR Cash Consideration Amount, the EE Cash Consideration Amount (if applicable), the Respective Cash Consideration Amount, or being able to liquidate for cash proceeds the Acquirer or SPAC shares received pursuant to Option Share Transfer from the Acquirer, whichever applicable in relation to the concerned Indemnifying Party, the Acquirer shall not have the right to demand remittance of the indemnification amount from the relevant Indemnifying Party until such Indemnifying Party receives their respective cash consideration or cash proceeds, provided that the foregoing limitation only extends the time period when the Indemnifying Party shall pay the indemnification obligation, but does not extinguish such obligation, subject to Clause 8.3.4 above.”

2.22.	Clause 8.8 (Acquirer’s indemnification obligations towards the Sellers) of the SPA shall stand amended and substituted as follows:

8.8.

“Acquirer’s indemnification obligations towards the Sellers. The Acquirer agrees that it shall indemnify and hold harmless the Sellers individually for any Losses incurred by such Sellers directly, which arise out of, or result from or are connected with:

(a)	a breach by the Acquirer of its Acquirer Warranties;

(b)	any Claim, relating to or defect in the ownership of the NR Subscription Shares or the OS Subscription Shares, whichever applicable; and/ or

(c)

a breach of by the Acquirer of any of the terms, obligations or covenants applicable to the Acquirer under: (i) this Agreement including Clause 9.2 of this Agreement, (ii) the Promissory Notes and/or the EE Promissory Note;

(d)	non-payment of amounts towards TCS with respect to transfer of any of the Seller Transfer Shares to the Acquirer in accordance with this Agreement.

8.8.1 The maximum aggregate liability of the Acquirer towards the Sellers with respect to the indemnity event set out under Clause 8.8(d) above, shall not exceed USD 100,000 (United States Dollars One Hundred Thousand), subject to the Acquirer having obtained a PAN. In any other case, the maximum liability of the Acquirer with respect to the indemnity event under Clause 8.8(d) shall not exceed USD 500,000 (United States Dollars Five Hundred Thousand).”

2.23.	Clause 8.9 (Acquirer’s Indemnification Procedure) of the SPA shall stand amended and replaced as follows:

“8.9 Acquirer’s Indemnification Procedure. If any Seller(s) suffers a Loss which is indemnifiable (the “Indemnified Party”) by the Acquirer under Clause 8.8, then the Indemnified Party shall issue a written notice (“Seller Indemnification Notice”) to the Acquirer, describing in reasonable detail the Losses suffered by the Indemnified Party. The Acquirer shall have a period of 30 (thirty) days from the receipt of a Seller Indemnification Notice to object to such Seller Indemnification Notice or any part thereof. If the Acquirer notifies the Indemnified Party of its objection to the matters set forth in the Seller Indemnification Notice and if the Indemnified Party and the Acquirer are unable to mutually resolve the matter within 30 (thirty) days of the objections being notified, the Indemnified Party or the Acquirer may refer the dispute to arbitration in accordance with Clause 14.2 (Arbitration). The provisions of Clause 8.4 and Clause 8.5 shall apply mutatis mutandis with respect to the Acquirer’s liability towards the Indemnified Parties under Clause 8.8.

8.9.1 If any Third Party or Governmental Authority (including a Tax Authority) issues a notice (hereinafter, referred to as the “Claim Notice”) to any of the Sellers in connection with any Claim in relation to taxation matters including those covered under Clause 8.8(d) (“Indemnification Claim”), then such Seller shall give intimation of the same to the Acquirer, in writing provided however that a failure or delay in providing such intimation shall not prejudice the Sellers’ right to indemnification hereunder. Such intimation shall contain factual information describing the Indemnification Claim and shall include copies of the Claim Notice or other document received from the Governmental Authority or any other Person in respect of such Indemnification Claim. Upon receipt of the Indemnification Claim from the Sellers, the Acquirer shall promptly and timely pay to the Sellers all such amounts (along with other costs and expenses incurred by the Sellers in connection therewith) at least 2 (two) Business Days before the due date of such payment to enable the Sellers to in turn make the payment in relation to such Indemnification Claim before the due date thereof to the Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement, the Sellers may at their sole discretion directly pay the amount claimed under an Indemnification Claim to the relevant Governmental

Authorities on their own account and shall provide the Acquirer with evidence of such payment. In such an event, the Acquirer shall immediately and no later than 5 (five) Business Days make the payment of all such amounts paid to the Governmental Authorities (along with other costs and expenses incurred by the Sellers in connection therewith), to the Sellers.”

2.24.	Clause 9 (NR Sellers’ Put Option and Call Option) shall stand amended and substituted as follows:

9.1.

“Put and Call Option. In the event that the IR Cash Closing is not completed on or prior to the IR Long Stop Date (the “NR Option Trigger”), each of the NR Sellers shall have the individual right at its own discretion (but not the obligation) with respect to itself to require the Acquirer, to (a) purchase all the Respective NR Subscription Shares held by such NR Seller and EE Subscription Shares, if any (the “Respective NR Put Shares”) in a single tranche, and (b) transfer all the Respective NR Sale Shares and the Identified EE Shares (to the extent applicable), which are transferred to the Acquirer pursuant to the NR Closing Date and the NR Closing 2 Date respectively, as the case may be (the “Respective NR Call Shares”), where the consideration for such sale and purchase shall be (i) transfer of such of those Respective NR Put Shares which are issued to the NR Sellers on the NR Closing Date and the NR Closing 2 Date (if applicable), and (ii) termination by such NR Seller, of the relevant Promissory Note to the extent of the Respective NR Cash Consideration Amount (net of any Taxes withheld, if any) corresponding to the Respective NR Call Shares, and termination of the EE Promissory Note to the extent of the EE Cash Consideration Amount (net of any Taxes withheld, if any) corresponding to the Respective NR Call Shares, in accordance with this Clause 1 (“NR Put and Call Option”).

9.1.1.	The NR Put and Call Option may be exercised by an NR Seller by providing a Notice (“NR Put and Call Option Notice”) to the Acquirer at any time after the occurrence of the NR Option Trigger.

9.1.2.

The Acquirer agrees that the issuance of an NR Put and Call Option Notice pursuant to Clause 9.1.1 shall constitute a valid and binding agreement between the Acquirer and the NR Seller and upon such issuance, the Acquirer shall be obligated to transfer the Respective NR Call Shares, to (i) either the relevant NR Seller or, (ii) at the relevant NR Seller’s sole discretion, to an entity nominated by the relevant NR Seller which is incorporated in a jurisdiction acceptable to the relevant NR Seller and includes inter alia the Promoter and/or any of the Sellers or their respective Affiliates as its directors and/or stockholders (the “Identified Entity”), in consideration for the transfer of the Respective NR Put Shares by the NR Sellers and termination of the relevant Promissory Note and the EE Promissory Note (if applicable), no later than 10 (ten) Business Days from the date of issuance of the NR Put and Call Option Notice, in accordance with the terms of the NR Put and Call Option Notice.

9.1.3.

The date on which the transactions contemplated under Clause 9.1.3 are consummated, shall be referred to as the “NR Put and Call Transfers Date”. On the NR Put and Call Transfers Date, the following actions will be undertaken by the relevant Party to consummate the NR Put and Call Option:

(a)

The Acquirer shall deliver to the relevant NR Seller or the Identified Entity, as the case may be: (i) the original share certificates in respect of the Respective NR Call Shares, and (ii) duly executed and stamped statutory share transfer forms for transfer of such Respective NR Call Shares. The relevant NR Seller or the Identified Entity shall duly execute such share transfer forms;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Respective NR Call Shares from the Acquirer to the relevant NR Seller or the Identified Entity, as determined by the NR Sellers; (ii) updating of its register of members to record the transfer of the Respective NR Call Shares, and to record the name of the relevant NR Seller or the Identified Entity as the owner of the Respective NR Call Shares; (iii) providing certified true copies of items listed in (i) and (ii) above to the relevant NR Seller or the Identified Entity and the Acquirer;

(c)	The relevant NR Seller shall deliver to the Acquirer, unit certificates representing the Respective NR Put Shares;

(d)

The relevant NR Seller and the Acquirer shall execute an agreement to terminate the relevant Promissory Note and the EE Promissory Note, if applicable, which have been delivered by the Acquirer to the NR Sellers on the NR Closing Date and the NR Closing 2 Date.

9.2 Any Tax liability which may accrue on the NR Sellers or the Identified Entity as a result of the transactions contemplated in this Clause 9 (NR Sellers’ Put Option and Call Option) shall be borne solely by the Acquirer. In any transaction involving a sale or transfer of the NR Subscription Shares or the EE Subscription Shares, the NR Sellers shall not be required to provide any representations, warranties and indemnities for any Transfer except those relating to title to the respective NR Subscription Shares and the EE Subscription Shares and the legal standing of the NR Seller.

9.3 Notwithstanding anything contained in this Clause 9, the manner of consummation of the transactions set out in this Clause 9 shall be determined by the NR Sellers at their own discretion and the Acquirer shall cooperate with the NR Sellers and take all necessary actions that may be required by the NR Sellers to give effect to the intent of the Parties under this Clause 9. Nothing in this Clause 9 or the terms of this Agreement shall be deemed to limit or restrict the rights and remedies available to the NR Sellers.”

2.25.	Clause 10 of the SPA shall stand amended and substituted as follows:

“10. ADDITIONAL COVENANTS

10.1 Refinancing of Debt by the Acquirer. Within 90 (ninety) days from the NR Closing Date, the Acquirer or its Affiliate shall invest a minimum amount of USD 1,000,000 (United States Dollars One Million) (the “Primary Investment Amount”) in the Target, which shall be utilized by the Target for general corporate purposes (including growth capital and working capital requirements of the Target). Within 6 (six) months from the NR Closing 2 Date, the Acquirer shall ensure that all the Debt outstanding in the books and accounts of the Target as of the relevant date to the extent of USD 35,000,000 (United States Dollars Thirty Five Million) shall be repaid or refinanced. For the purposes of this clause, the term ‘Debt’ shall include any amounts required to be paid by the Target including any term loans, liabilities, short-term and long-term debt and guarantees and payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any fixed return or discounting terms.

10.2. All Parties agree that the commercial intent is through the transactions contemplated by the SPA the Acquirer shall eventually own 100% of the Target Share Capital. To that end, the Promoter and Option Sellers shall cooperate with the Acquirer to increase the Acquirer’s ownership in the Target after the IR Cash Closing Date in a form and manner acceptable to the Acquirer. ”

2.26.	Clause 11.1 of the SPA shall stand amended and substituted as follows:

“11.1. Termination prior to the NR Closing Date.

11.1.1. The Agreement shall continue in full force and effect until terminated in writing by the Parties by mutual consent at any time prior to the NR Closing Date or NR Closing 2 Date.

11.1.2 In the event the NR Closing 2 has not been completed by the NR Closing 2 Long Stop Date in accordance with this Agreement, this Agreement shall stand automatically terminated without requiring any further act or deed of the Parties.

11.1.3. Further, a Party who itself is not then in material breach of this Agreement may terminate this Agreement prior to the NR Closing if the other Party breaches either its material obligations or its representations and warranties under this Agreement and fails to cure such breach within 30 (Thirty) days of any other Party notifying it of such breach.”

2.27.	Paragraph 1 (Authorisation) of Part A of Schedule 4 of the SPA shall be amended and substituted as follows:

“Authorization. The Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, the Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by such Seller. This Agreement and all other agreements or instruments contemplated hereby to which the Seller is a party or by which the Seller is bound, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors rights generally and (b) general principles of equity. The instruments of transfer delivered by the Seller to the Acquirer at the NR Closing, the NR Closing 2 (if applicable), the IR Closing or the OS Closing (whichever applicable in relation to the relevant Seller) will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Respective Transfer Shares owned by such Seller and upon transfer to the Acquirer of the certificates representing the Respective Transfer Shares and the transfer being recorded by the Target, the Acquirer will receive good and marketable title to the Respective Transfer Shares, free and clear of all Encumbrance.”

2.28.	Paragraph 2 (Title to Respective Transfer Shares) of Part A of Schedule 4 of the SPA shall be amended and substituted as follows:

“Title to Respective Transfer Shares. Such Seller is the legal and beneficial owner of the Respective Transfer Shares, and such Seller has good and marketable title to such Respective Transfer Shares, free and clear of all Encumbrances, and upon transfer to Acquirer of the certificates representing such Respective Transfer Shares, the Acquirer will receive good and marketable title to such Respective Transfer Shares, free and clear of all Encumbrances. Except the Existing Target SHA and Charter Documents of the Target, such Seller is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Shares of the Target or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares of the Target. At the NR Closing, the NR Closing 2 (if applicable), the IR Closing or the OS Closing (whichever applicable in relation to the relevant Seller), such Seller shall sell, transfer and convey the Respective Transfer Shares owned by such Seller to the Acquirer free and clear of all Encumbrances in accordance with this Agreement. Other than the Shares reflected in Part A of SCHEDULE 3, the Seller does not own any other equity interests of the Target, securities, instruments or rights convertible into equity interests of the Target or options, warrants or other rights to acquire equity interests of the Target.”

2.29.	Paragraph 8 of Part B of Schedule 4 of the SPA shall stand amended and substituted as follows:

“8. The shareholding pattern of the Acquirer on a Fully Diluted Basis, as of the Amendment Agreement Execution Date, is as set out under Part B of SCHEDULE 3. Upon consummation of the NR Closing, the shareholding pattern of the Acquirer on a Fully Diluted Basis shall be as set out under Part C of SCHEDULE 3. Upon consummation of the NR Closing 2, the shareholding pattern of the Acquirer on a Fully Diluted Basis shall be as set out under Part D of SCHEDULE 3.”

2.30.	A new paragraph 9 shall be inserted immediately after paragraph 8 of Part B of Schedule 4 of the SPA as follows:

“9. Based on representations received from SPAC under the Merger Agreement, the Acquirer further confirms that the Shares of the SPAC that are allotted to the Sellers pursuant to the Merger shall be duly authorized, validly issued, fully paid and free of Encumbrances, and subject to the terms of the Merger Agreement, shall not require registration under applicable securities law.”

2.31.	Schedule 2 of the SPA shall stand amended and replaced by Schedule 2 provided herein.

3.	Schedule 3 of the SPA shall stand amended and replaced by Schedule 3 provided herein.

4.	Subject to Clause 7.6 of the SPA as amended by this Amendment Agreement, the Updated Disclosure Schedule is as annexed in Annexure A attached herein.

5.	Reference to ‘GHSPL LMP Healthcare LLP’ under Annexure C of the SPA, shall stand deleted.

6.	Annexure B of the SPA shall stand amended and replaced by Annexure B attached herein.

7.	Annexure E of the SPA shall stand amended and replaced by Annexure C attached herein.

8.

The definitions of the terms ‘NR Swap Shares’, ‘Respective NR Swap Shares’, ‘NR Share Swap’, ‘NR Share Sale’, ‘Seller Conditions Precedent’, ‘NR Long Stop Date’ and ‘NR Closing Date Disclosure Schedule’, shall be deleted from the SPA and accordingly, the references to all such terms shall be deemed to have been removed from the SPA.

9.

The Parties agree that the remainder of the SPA shall continue to be in full force and effect without any further changes. The Parties agree and acknowledge that, with effect from the Amendment Agreement Execution Date, the SPA will stand amended to the extent provided in this Amendment

Agreement so that it shall be read and construed, for all purposes, in conjunction with the terms of this Amendment Agreement. For avoidance of doubt, any reference to the SPA shall be construed as a reference to the SPA as amended by this Amendment Agreement.

10.	The Parties agree to take all such steps and carry out all the deeds and actions, as may be necessary, to give effect to this Amendment Agreement.

11.

Clause 12 (Further Assurances) to Clause 20 (Amendment) of the SPA shall be deemed to have been incorporated into this Amendment Agreement by reference, provided that the references therein to the SPA shall be deemed as references to this Amendment Agreement.

12.

The Amendment Agreement can be executed and delivered in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (PDF) shall be as effective as signing and delivering the counterpart in person.

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SCHEDULE 1

DETAILS OF THE PARTIES

PART A – NR SELLERS

Sl. No.	Name of the Party	Particulars
1.	Elevar Equity Mauritius (“Elevar”)	Address: IFS Court, Bank Street, TwentyEight Cybercity, Ebene 72201, Mauritius. Email: Zakir.Niamut@sannegroup.com With copy to: elevar@sannegroup.com Attention: Mr. Zakir Niamut

2.	Sequoia Capital India Investment Holdings III (“Sequoia”)	Address: Fifth Floor, Ebene Esplanade, 24 Bank Street, Cybercity, Ebene, Mauritius. Email: sequoia@internationalproximity.com with a copy to OneDesk@sequoiacap.com Attention: The Directors

PART B – CASH SELLERS

Sl. No.	Name of the Party	Particulars
1.	Dr. Syed Sabahat Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: sabahatazim@gmail.com

2.	Ms. Richa Sana Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: richaazim@gmail.com

3.	Mr. M. Damodaran	Address: D 8/3, Vasant Vihar, New Delhi – 110057 Email: meleveetil.damodaran@gmail.com

4.	Mr. Gautam Chowdhury	Address: 31/N, Block B, New Alipore, Kolkata - 700053 Email: chowdhury.gautam@gmail.com

5.	Kimberlite Social Infra Private Limited	Address: Ideal Villa, Villa no 98, Koch Pukur, South 24 Parganas, 700156 Email: sabahatazim@gmail.com

PART C – OPTION SELLERS

Sl. No.	Name of the Party	Particulars
1.	Dr. Syed Sabahat Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: sabahatazim@gmail.com

2.	Ms. Richa Sana Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: richaazim@gmail.com

3.	Mr. M. Damodaran	Address: D 8/3, Vasant Vihar, New Delhi – 110057 Email: meleveetil.damodaran@gmail.com

4.	Mr. Gautam Chowdhury	Address: 31/N, Block B, New Alipore, Kolkata - 700053 Email: chowdhury.gautam@gmail.com

5.	Kimberlite Social Infra Private Limited	Address: Ideal Villa, Villa no 98, Koch Pukur, South 24 Parganas, 700156 Email: sabahatazim@gmail.com

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SCHEDULE 2

DETERMINATION OF SELLER TRANSFER SHARES

1.	Definitions

For the purposes of this Schedule, the following terms/variables shall have the meaning as set out herein:

A = X-Y-Z;

B = Total number of Shares of the Target, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

C = Percentage shareholding in the Target of the respective shareholder, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

X = USD 22,000,000 (United States Dollars Twenty Two Million);

Y = Debt of the Target, in excess of USD 35,000,000 (United States Dollars Thirty Five Million);

“Debt” shall include any amounts borrowed for repayment by the Target, including but not limited to any term loans, liabilities towards any vendors or suppliers of the Target, short-term and long-term debt and guarantees, payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any discounting terms;

Z = Cash agreed to be utilized to repay holders of instruments issued by the Target bearing any discounts, rate of return or interest, as determined and negotiated by the Target with the holders of such instruments;

“Specified Shares” shall refer to the aggregate number of Shares of the Acquirer to be issued to the NR Sellers and the Option Sellers, i.e., 714,000 (Seven Hundred and Fourteen Thousand) Shares of the Acquirer, or such number of Shares of the Acquirer, which is equivalent to 7.93% (seven decimal nine three per cent) or such higher percentage of the Acquirer’s Share capital on a Fully Diluted Basis as may be required pursuant to Clause 4.2.4 and Clause 4.4.5, immediately prior to the date of consummation of the Merger;

Commercial transfer price / share (“CTPS”) = [A / B] + [FMV of Specified Shares/B];

“FMV of Specified Shares” shall refer to such fair market value of the Shares of the Acquirer as is determinable prior to the NR Closing Date, based on publicly available documents or as per a valuation certificate obtained from an independent valuer.

2.	Formulas for Calculations with respect to each category of Sellers

Cash Sellers

(i)	Respective Cash Consideration Amount = CTPS * E;

(ii)	Respective Cash Sale Shares [E] = [A – Total NR Cash Consideration Amount] / CTPS.

Option Sellers

(i)	Respective OS Subscription Shares = Specified shares * C;

(ii)	Respective Option Shares = Total number of Shares held by such Option Seller in the Target – E.

Subsequent EE Share Transfer (to be determined at the discretion of Elevar)

(i)	EE Cash Consideration Amount = A * C

(ii)	EE Subscription Shares = Specified shares * C

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SCHEDULE 3

PART A – SHAREHOLDING PATTERN OF THE TARGET AS ON THE AMENDMENT

AGREEMENT EXECUTION DATE

Shareholder	Number of Shares
	Number of Equity Shares	Number of Compulsorily Convertible Preference Shares*	Percentage shareholding
Dr. Syed Sabahat Azim	1,54,000	—	15.58%
Ms. Richa Sana Azim	1,54,000	—	15.58%
Mr. M. Damodaran	52,855	45,311	9.93%
Mr. Gautam Chowdhury	22,026	—	2.23%
Non-Resident Shareholders
Elevar Equity Mauritius	52,555	2,72,390	32.87%
Sequoia Capital India Investment Holdings III	100	1,57,048	15.90%
Resident Minority Shareholders
Kimberlite Social Infra Private Limited	—	20,964	2.12%
A. K. Shrivastava	22,026	—	2.23%
Paresh Singhal	22,026	—	2.23%
Vishal Upadhyay	13,216	—	1.34%
Other Shareholders
SVCL	100	—	0.01%

Total	4,92,904	4,95,713	100%

*

Note: In addition to the shares set out above, 157,234 (One Hundred Fifty Seven Thousand Two Hundred and Thirty Four) Series C1 compulsorily convertible preference shares of the Target are held by Elevar, and 3,499,588 (Three Million Four Hundred Ninety Nine Thousand Five Hundred and Eighty Eight) compulsorily convertible preference shares of the Target are held by SVCL.

PART B – SHAREHOLDING PATTERN OF THE ACQUIRER ON A FULLY DILUTED BASIS AS ON

THE AMENDMENT AGREEMENT EXECUTION DATE

Cap Table	Address	% of Shares	Number of Shares
Dr. Kathuria family trust and UpHealth Founders/Management*	19W060 Ave. Latour, Oak Brook, IL 60523	100.00%	4,981,300.000

Total		100.000%	4,981,300.000

PART C – SHAREHOLDING PATTERN OF THE ACQUIRER ON A FULLY DILUTED BASIS ON

THE NR CLOSING DATE

Cap Table	Address	% of Shares	Number of Shares
Behavioral Health Services, LLC	5000 Cedar Plaza Parkway, stre 350, Saint Louis, MO	2.137%	142,900.00
Relevant Sellers of Glocal Healthcare Systems Private Limited	3B-207, Ecospace, Action Area II, CBD Rajarhat, New Town, Kolkata, West Bengal 700156	4.641%	310,294.00
Thrasys, Inc.	250 Executive Park Blvd # 2000, San Francisco, CA 94134	20.414%	1,365,000.00
Al Gatmaitan	1910 Mount Forest Drive, Kingwood, TX, 77345	1.496%	100,000.00
Chirinjeev Kathuria	19W060 Ave. Latour, Oak Brook, IL 60523	59.693%	3,991,400.00
Mariya Pylpiv	200 N Dearborn street, unit 4104, Chicago, IL	10.334%	691,000.00
Martin Beck	333 W Wacker Dr Chicago, IL 60606-1220	1.286%	86,000.00

Total		100.000%	6,686,594.00

PART D – SHAREHOLDING PATTERN OF THE ACQUIRER ON A FULLY DILUTED BASIS ON

THE NR CLOSING 2 DATE

Cap Table	Address	% of Shares	Number of Shares
Behavioral Health Services, LLC	5000 Cedar Plaza Parkway, stre 350, Saint Louis, MO	1.588%	142,900.00

Relevant Sellers of Glocal Healthcare Systems Private Limited	3B-207, Ecospace, Action Area II, CBD Rajarhat, New Town, Kolkata, West Bengal 700156	11.111%*	1,000,000.00

Innovation Group, Inc.	669 900 N, North Salt Lake, UT 84054	14.444%	1,300,000.00

Transformations Treatment Center, Inc.	14000 S. Military Trail, suite 204, Delray Beach, FL, 33484	3.597%	323,700.00

Thrasys, Inc.	250 Executive Park Blvd # 2000, San Francisco, CA 94134	15.167%	1,365,000.00

Chirinjeev Kathuria	19W060 Ave. Latour, Oak Brook, IL 60523	44.349%	3,991,400.00

Mariya Pylypiv	200 N Dearborn street, unit 4104, Chicago, IL	7.678%	691,000.00

Al Gaitmaitan	1910 Mount Forest Drive, Kingwood, TX, 77345	1.111%	100,000.00

Martin Beck	333 W Wacker Dr Chicago, IL 60606- 1220	0.956%	86,000.00

Total		100.000%	9,000,000.00

*	Taking into account the issuance of shares to the Promoter pursuant to Clause 4.4.16.

[Intentionally left blank]

ANNEXURE A

UPDATED DISCLOSURE SCHEDULE

(i)

The following specific disclosures are made in relation to the Target Warranties. The disclosures set out below are not complete and may be updated further post the Amendment Agreement Execution Date. Any fact, matter, event or circumstance set out in this Updated Disclosure Schedule, disclosed with respect to a specific Target Warranty, which on the face of it, is also applicable to any other Target Warranty, will be deemed to be disclosed in relation to such other Target Warranty as well.

(ii)

It is hereby clarified that the Charter Documents of the Target and the Subsidiaries, the consolidated unaudited and audited financial statements as of March 31, 2020, the consolidated unaudited and reviewed financial statements for the period April 01, 2020 to September 30, 2020, and the Existing Target SHA, shall be treated as deemed disclosures to the Target Warranties and form part of the Updated Disclosure Schedule.

(iii)	The Parties acknowledge the following qualifications in relation to this Updated Disclosure Schedule:

(a)

The disclosure of any matter in this Updated Disclosure Schedule shall not imply any express or implied representation, warranty, undertaking, assurance, covenant, indemnity, guarantee or other commitment of any nature whatsoever not expressly given under this Agreement and none of the Target Warranties shall be extended in scope by any of the disclosures. Except as specifically contemplated in the Agreement, the Promoter does not accept any liability in law, equity or otherwise, with respect to any information disclosed in this Updated Disclosure Schedule.

(b)	Where there are disclosed in or by virtue of this Updated Disclosure Schedule any documents which are in a language other than English, such fact shall not of itself render any such disclosure unfair.

(c)

Where there are disclosed in or by virtue of this Updated Disclosure Schedule estimates, forecasts or statements of opinion as to the amount of any liability, cost or expense then, provided that such estimates, forecasts, or statements of opinion are provided in good faith, if the amount thereof shall turn out to be inaccurate, such fact shall not of itself render a disclosure unfair invalid or void.

(d)

No disclosure made in this Updated Disclosure Schedule including the facts, events and circumstances arising out of or in relation to such disclosures shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

(iv)	Subject to Applicable Law, all information contained in this Disclosure Schedule is confidential information and is subject to the provisions dealing with confidentiality contained in the Agreement.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
1.	Paragraph 1.1 of Part C of SCHEDULE 4 (Organization)

(i) Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Delays in updating are due to Government requisition of some hospitals and the evolving COVID situation causing delay from the appropriate government authorities. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

(ii)  The minute-books and statutory registers of the Targets and its Subsidiaries are duly maintained till the financial year 2018-2019. During the financial year 2019-2020 there have been some minor gaps with respect to updating the records due to closure of office because of COVID-19. The records will be regularized as soon as the office starts operating regularly.

2.	Paragraphs 1.2 and 1.3(c) of Part C of SCHEDULE 4 (Authorization) and (Non-contravention)	The Target and its Subsidiaries have availed loans from various lenders including but not limited to Indian Bank (formerly known as Allahabad Bank), Caspian Impact Investments Private Limited, Blacksoil Capital Private Limited and National Skill Development Corporation. The agreements executed with these lenders require the Target or its relevant Subsidiary (as the case may be) to obtain consents of these lenders prior to effecting any changes such as change in capital structure, shareholding, management, key managerial personnel, Board, Charter Documents, etc. Necessary consents required under these loan documents shall be obtained prior to IR Cash Closing.

3.	Paragraph 1.4 of Part C of SCHEDULE 4 (Subsidiaries)

(i) Some of the licenses obtained by the Subsidiaries have expired. The Subsidiaries are in the process of getting these licenses renewed. Delays in updating are due to Government requisition of some hospitals and the evolving COVID situation causing delay from the appropriate government authorities.

(ii)  Glocal Knowledge and Skills Integration Systems Private Limited (earlier known as Indigram Skill & Knowledge Initiatives Private Limited) was a wholly owned subsidiary of

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
the Target. It was duly merged with the Target in the year 2017. Due to non-availability of the official liquidators, the dissolution without winding up of this subsidiary company could not be effected. The Target will re-initiate the process of dissolution of this subsidiary company.

4.	Paragraph 1.5(b) of Part C of SCHEDULE 4 (Share Capital of the Target)

(i) As per the term loan agreement dated April 27, 2017 executed by and between the Target and Indian Bank (formerly known as Allahabad Bank) (“Lender”), if the Target commits two consecutive defaults of principal amounts of the loan or interest or any combination thereof as per the repayment schedule provided in the agreement, the Lender shall have the right to convert at its option, the whole or part of the defaulted amount of the loans into fully paid-up equity shares of the Target.

(ii)  As per the Unsecured Credit Facility Agreement dated May 24, 2017 executed by and between the Target and Caspian Impact Investments Private Limited (“Caspian”), Caspian has an option but not an obligation, to convert whole or part of the unpaid amount under the credit facility and/or invest additional amount, cumulatively, up to a maximum of INR 10,00,00,000 (Indian Rupees Ten Crores only) at the share price of the next round of equity investment immediately after the execution date of the agreement, for subscription of shares, whether equity or preference.

(iii)  As per the Facility and Hypothecation Agreement dated August 28, 2018 executed by and between the Target and Blacksoil Capital Private Limited (“Blacksoil”), Blacksoil has subscribed to 2,000 (two thousand) warrants of the Target. As per the terms of the warrants, these can be exercised during a period commencing from the date of their issuance until the date of the following events (whichever occurs earlier): (a) expiration of 72 (seventy-two) months from the date on which facility/loan was availed by the Target; or (b) the date immediately prior to the date of a strategic sale of the Target whereby more than 50% of its share capital (on a fully diluted basis) is sold through secondary purchase of its equity securities; (c) the date immediately prior to the date of listing of the Target’s equity securities on a recognised stock exchange pursuant to an initial public offer; or (d) such round of equity financing which is of not less than Rs. 15,00,00,000/- (Indian

Sl. No.	Reference to the Relevant Target Warranty	Disclosures

     Rupees Fifteen Crores only) and which is not a promoter’s (i.e. Dr. Syed Sabahat Azim and Ms. Richa Sana Azim) equity financing round.

The Target will obtain the requisite consents and/or waivers from the lenders if any of the aforementioned conversion right, options or warrants are triggered by the transactions contemplated in this Agreement, prior to the IR Cash Closing.

(iv) The Board had adopted an employee stock option plan, but no allocations or grant of any stock options have been made under the same.

5.	Paragraph 1.9(m) of Part C of SCHEDULE 4 (Absence of Certain Developments)

(i) Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed.

(ii)  The Target has filed an application for registration of patent for Litmus MX (Method and system for providing healthcare diagnostics and associated E-prescriptions for patient-care) and Litmus RX (Method and system for providing automated medication dispensing). The registration for Litmus MX is active. The registration for Litmus RX needs re-submission. The Target is in the process of filing requisite applications for resubmission of the application for registration of Litmus RX as well as for registration of patents in some of the other products.

(iii)  The Target is re-initiating the process of registration of trademarks for ‘Glocal Healthcare’, ‘LitmusDX’, ‘LitmusRX’, ‘Litmus MX’ and ‘helloLyf’.

6.	Paragraph 1.11 of Part C of SCHEDULE 4 (Real Property)	The Target/ its Subsidiary(ies) have received a letter of intent (LOI) for sale and leaseback for a period of 10 (ten) years for the properties situated at Begusarai, Bhagalpur, Amroha, Berhampur, and Bolpur. The value of the properties involved is INR 100,00,00,000 (Indian Rupees One Hundred Crores only). Please note that this is only an offer received and the arrangement has not been finalised yet.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures

7.	Paragraphs 1.12(d), 1.14, 1.19(b) of Part C of SCHEDULE 4

(i) There is a pending arbitration proceeding initiated by Hero FinCorp Limited against GHSPL Begusarai Healthcare LLP (“Begusarai Subsidiary”), in relation to the working capital loan of amount INR 7,00,00,000 (Indian Rupees Seven Crores only) availed by the Begusarai Subsidiary;

(ii)  There is an ongoing dispute between the Target and Indian Bank (formerly known as Allahabad Bank) with respect to the moratorium period on the various loan facilities provided by the lender. Please note that no proceeding before any court, tribunal or any other Governmental Authority has been initiated with respect to the dispute. The parties are now in the process of restructuring these loans.

(iii)  There are some ongoing litigations by or against the Target and/or some of its Subsidiaries, a summary of which is annexed hereto as Annexure A1. Please note that these litigations are of routine nature considering the nature of the Business. The value of these litigations does not exceed INR 1,00,00,000 (Indian Rupees One Crore).

(iv) The Target had received a notice from the income tax department under Section 276B of the Income Tax Act, 1961 for delayed payment of tax of INR 1,220 (Indian Rupees One Thousand Two Hundred and Twenty only). This amount has been subsequently paid as of date, and the Target has sought extension of time from the relevant Tax Authorities to file supporting documents.

8.	Paragraph 1.13(a) of Part C of SCHEDULE 4 (Intellectual Property Rights)

(i) The Target has filed an application for registration of patent for Litmus MX (Method and system for providing healthcare diagnostics and associated E-prescriptions for patient-care) and Litmus RX (Method and system for providing automated medication dispensing). The registration for Litmus MX is active. The registration for Litmus RX needs re-submission. The Target is in the process of filing requisite applications for resubmission of the application for registration of Litmus RX as well as for registration of patents in some of the other products.

(ii)  The Target is re-initiating the process of registration of trademarks for ‘Glocal Healthcare’, ‘LitmusDX’, ‘LitmusRX’, ‘Litmus MX’ and ‘helloLyf’.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures

9.	Paragraph 1.13(d) of Part C of SCHEDULE 4 (Intellectual Property Rights)	The Target has received a notice from eCluewise Services, a licence compliance consultant, that a software called ‘SOLIDOWORKS’ has been used by the Target without authorisation. The Target is investigating the matter internally to understand if the said software was used inadvertently by any of its employees personally. The breach of license if any is not of material nature as the license cost is a few hundred dollars. The Target has confirmed that no device owned by them currently has any pirated software installed to the best of its knowledge.

10.	Paragraph 1.15(a) of Part C of SCHEDULE 4 (Compliance with Laws; Permits)

(i) The Target has received a notice from the Reserve Bank of India dated October 16, 2020 for the delayed reporting of Form FC-GPR for allotment of certain shares. The delay was due to the non-functioning of RBI E-Biz portal and communication delays between Allahabad Bank (Authorised Dealer Bank) and RBI. The Target is in the process of responding to the said notice and compounding the violation.

(ii)  The Target had received a notice from the income tax department under Section 276B of the Income Tax Act, 1961 for delayed payment of tax of INR 1,220 (Indian Rupees One Thousand Two Hundred and Twenty only). The amount has been subsequently paid as of date, and the Target has sought extension of time from the relevant Tax Authorities to file supporting documents.

(iii)  Certain filings to be made with the Registrar of Companies, Ministry of Corporate Affairs such as filings with respect to change of designated partners, Form 8 (Statement of Account and Solvency), Form 11 (Annual Return of Limited Liability Partnership), etc. for some of the Subsidiaries have not been made. Please note that the Governmental Authority has provided an extension for filing of these forms till December 2020, without any penalty, in light of the COVID-19 pandemic. The concerned Subsidiaries will duly file the said forms within the due date.

(iv) The minute-books, statutory registers of the Targets and its Subsidiaries are duly maintained till the financial year 2018-2019. All filings with respect to the Target and/or its Subsidiaries have been duly made with the office of the

Sl. No.	Reference to the Relevant Target Warranty	Disclosures

     Registrar of Companies, Ministry of Corporate Affairs, till the financial year 2018-2019. However, during the financial year 2019-2020, there have been some minor gaps with respect to the filings, maintenance of the minute books and statutory registers due to closure of office because of the COVID-19 pandemic. The filings will be duly made and the minute books, records and statutory register will be duly updated as soon as the office starts operating regularly.

(v)   The Target has received a notice from eCluewise Services, a licence compliance consultant, that a software called ‘SOLIDOWORKS’ has been used by the Target without authorisation. The Target is investigating the matter internally to understand if the said software was used inadvertently by any of its employees personally. The breach of license if any is not of material nature as the license cost is a few hundred dollars. The Target has confirmed that no device owned by them currently has any pirated software installed to the best of its knowledge.

11.	Paragraph 1.15(b) of Part C of SCHEDULE 4 (Compliance with Laws; Permits)	Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

12.	Paragraph 1.16(a) of Part C of SCHEDULE 4 (Environmental and Safety Matters)	Some of the licenses under the applicable environmental Laws obtained by the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

[Annexures follow]

Annexure A1 – List of Pending Litigations

SI. No.	Particulars	Brief Details	Status	Claim/Liabilities
01	Case No.CC/713/2019 Arisen out of order dated 05/02/2019 in CC case no. CC/601/2017

Complaint filed by Promodh Chandra Sen against Glocal Healthcare Systems Pvt. Ltd. & Dr. Subhojit Sen & Dr. Shekhar Das.

The case was filed for medical negligence for death of a patient at the Glocal hospital, Berhampore. Due to incomplete documents the Ld. Forum dropped the first case filed by the petitioner.

			Next date fixed for filing written statement is on 14 December 2020.	INR 50,00,000/- (Indian Rupees Fifty Lakh) against Glocal Healthcare Systems Pvt. Ltd & Others.

02	CC /190/2019 at State Consumer Forum	Consumer case filed by Ramgopal Debnath against Krishnanagar Glocal Hospital for the death of a patient. The Target believes that the merits of the case are in its favor.	Next date for filing questionnaire is on 25 November, 2020.	INR 45,00,000/- (Indian Rupees Forty-Five Lakh).

03	CC/56/2016 At District Consumer Disputes Redressal Forum, Krishnanagar	Consumer case filed by Naba Kumar Das against Krishnanagar Glocal Hospital for negligence of service. Please note that no evidence has been furnished by the complainant against the Glocal Hospital.	Next date of hearing is on 15 December, 2020	INR 15,00,000/- (Indian Rupees Fifteen Lakh).

SI. No.	Particulars	Brief Details	Status	Claim/Liabilities

04	CC/26/2017 at Berhampore District Consumer Redressal Forum	Consumer case filed by Sonali Saha against the Manager, Monmohini Hospital. Glocal Hospital is one of the parties. Please note that no evidence has been filed against Glocal.	The last date of hearing was 04 November, 2020. The next date of hearing has not been provided yet.	INR 6,00,000/- (Indian Rupees Six Lakh).

05	MS 74 of 2017 at 2nd judge (Senior Division), Barasat. Misc case no. 28/19	Money suit filed by Dr. Subhojit Sen against Berhampore Glocal Hospital. Please note that no amount is pending to the petitioner from the Target or its Subsidiaries and the demand made by the petitioner is false.	MS 74 /2017 was disposed of. New misc. case filed by petitioner at Civil Judge Sr. Div. II Next date is fixed for filing written objection on 08 January 2021	INR 3,70,609/- (Indian Rupees Three Lakh Seventy Thousand Six Hundred and Nine) along with interest of 18% (eighteen per cent) per annum.

06	Money Suit: Case No. MS 151/2018 at 5th Civil Judge Sr. Div. Alipore.

Defamation suit filed by Dr. Bhaskar Ghosal against Glocal Healthcare Systems Pvt. Ltd. and 08 Others.

A lady doctor had complained against Dr. Bhaskar Ghosal or sexual harassment and subsequently Glocal formed Internal Complaint

			Case transferred to Commercial Court at Alipore but Commercial Court refused to accept and again transferred to Civil Judge. Next date not fixed yet. Case stage – for filing written statement.	INR 1,00,00,000/- (Indian Rupees One Crore)

SI. No.	Particulars	Brief Details	Status	Claim/Liabilities
committee as per Govt. rules and started enquiry based on complaint made by the said lady doctor. Dr. Ghosal has resigned via mail on 9 August, 2017 and thereafter has filed the defamation suit.

07	Arbitration Case No. 01/2020 Before the Sole Arbitrator Mr. Samit Khosla

Arbitration case filed by Hero Fincorp Ltd.

Application is filed by Glocal under Section 12 and Section 16 of The Arbitration and Conciliation Act, 1996. Hero Fincorp Ltd has not filed its objection yet against our application.

			Next hearing date 23 November, 2020	INR 7,00,00,000/- (Indian Rupees Seven Crore)

08	GR case no. 738 of 2012 arising out of KLC PS case no. 36 of 2012	FIR has been filed by Glocal Hospital, Sonamukhi against Kaushik Sharma for cheating.	Next date is fixed for examination of witness on 09 February 2021.	No monetary Claim as the case is criminal in nature.

09	Case No. OA 2633/ 2018 at LRTT West Bengal, 4th Bench	Case filed by Khursed Sekh for vacating the order of Lower Court and other Govt. Authorities. Opposite Parties: The state of West Bengal & Ors.	Last date was 25 May, 2020 for filling Written version. Next date of hearing is not available.	Claim for tenancy right on the land by the petitioner. The same has been terminated by the State Govt., West Bengal.

SI. No.	Particulars	Brief Details	Status	Claim/Liabilities
The merits of the cases filed are in the favour of Glocal.

10	Writ petition 1760 (W) At Hon’ble Calcutta High Court Glocal Vs. Union of India	Writ petition filed by Glocal for demand of pending amount from Govt. of West Bengal.	Pending	Claim made by Glocal of INR 87,00,000/- (Indian Rupees Eighty-Seven Lakh)

11	Legal Notice received from Dassault Systems Solid Works Corporation on 11 November, 2020	The legal notice received is for use of unlicensed /unauthorized software.	The Target has responded to the legal notice. No further communication has been received in this regard.	N.A.

[Intentionally left blank]

ANNEXURE B

FORM OF THE PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

[●]	[●], 2020

FOR VALUE RECEIVED, UpHealth Holdings Incorporated, a Delaware corporation (the “Borrower”), hereby promises to pay to each person listed on Exhibit A attached hereto (collectively, the “Holders” and each a “Holder”), the original principal amounts for the Holders appearing beside each Holder’s name on Exhibit A attached to this Promissory Note (the “Note”).

For Elevar, the Respective NR Cash Consideration Amount shall be equivalent to 27.56% * A (as defined in Exhibit B);

For Sequoia, the Respective NR Cash Consideration Amount shall be 15.90% of A (as defined in Exhibit B).

1.    Share Purchase Agreement. This Note is delivered pursuant to that certain Share Purchase Agreement, dated as of October 30, 2020 as amended by way of an amendment agreement dated November 20, 2020, by and among the Borrower and the other parties named therein (the “SPA”), evidences payment of the cash consideration portion of the NR Cash Consideration thereunder, and is subject to any applicable terms and conditions thereof. Unless the context shall otherwise require, capitalized terms used but not defined herein shall have the meaning ascribed thereto in the SPA.

2.    Payment. The Borrower promises to pay to the Holders the original principal amounts appearing beside each Holder’s name on Exhibit A attached hereto in full, in addition to any expenses borne by the Holders which the Borrower is liable to pay in accordance with the SPA, on the later of (i) the date that is 90 days after the closing of the Merger which shall be no later than March 15, 2021, and (ii) the date that is within 3 (three) months from the date hereof (the “Maturity Date”). [Note to Draft: The terms of this Clause 2 shall stand modified under the EE Promissory Note to the extent agreed between the Acquirer and Elevar as an EE Condition Precedent.] All payments under this Note shall be made in lawful money of the United States of America via wire transfer in immediately available funds for deposit in the account(s) designated in Exhibit A attached hereto. The principal of this Note may be prepaid at any time or from time to time, in whole or in part, by the Borrower without penalty or premium. Upon payment in full of the amount of all principal payable hereunder, the relevant Holder shall promptly: (a) surrender this Note to the Borrower for cancellation, with respect to itself only; and (b) notify the Borrower acknowledging receipt of the Respective NR Cash Consideration Amount, and termination of this Note. Termination or surrender of this Note by a Holder shall be deemed to be a termination or surrender with respect to such Holder only, and shall not be deemed to affect the rights of the other Holder.

3.    Rights.

(a)    Dividends and Voting Rights. The Holders agree that, unless an Event of Default (defined below) shall have occurred and is continuing, the Borrower may vote and give consents, ratifications and waivers with respect thereto, subject to the terms of the SPA.

4.    Events of Default. Each of the following shall be an Event of Default hereunder:

(a)    Borrower fails to pay the aggregate principal amount of this Note on or before the Maturity Date, and Borrower fails to cure such default within five (5) Business Days after receipt by Borrower and its counsel of notice thereof by the Holder; or

(b)    Borrower (i) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, (ii) becomes the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, (iii) files a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors, (iv) files an answer to a creditor’s petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (v) applies to a court for the appointment of a receiver or custodian for any of its assets or properties, (vi) has a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within sixty (60) days after its appointment, or (vii) takes an action for the purpose of effecting any of the foregoing.

5.    Remedies. If any Event of Default shall have occurred, Holder may declare the entire unpaid balance due and payable under this Note to be immediately due and payable.

6.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

If to the Borrower:		[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

with a copy to:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

If to any Holder:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

with a copy to:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

7.    Benefit; Assignment. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign or transfer its obligations or rights in whole or in part under this Note without the prior written consent of the Holders, which consent shall not be unreasonably withheld or delayed. No Holder may assign, transfer, pledge or grant a security interest in its rights in whole or in part under this Note to any Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), except for transfers to or from the other Holder or to affiliates of a Holder, along with transfer of all rights and obligations of such Holder under the SPA to the transferee Holder in accordance with the SPA, affiliates of a Holder, including by gift or bequest to, or for the benefit of, any spouse, ancestors, siblings or descendants of a Holder, in each case that do not violate any securities laws.

8.    Waiver. The Borrower hereby waives presentment, demand for payment, notice of dishonor and notice of protest. No waiver shall be effective unless in a writing executed by the party charged thereby. No waiver of any of the provisions of this Note shall be deemed or shall constitute a waiver of any other provision or breach of this Note, whether or not similar, unless otherwise incorporated in the same or different document executed by the party to be charged thereby. The failure of any party hereto to enforce at any time any of the provisions of this Note shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of such party thereafter to enforce each and every provision. Further, the exercise of any right by one Holder under this Note, shall not affect or prejudice the rights available to the other Holder in any manner.

9.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Subject to the arbitration provisions below, this Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    Except as expressly provided elsewhere in this Note, any dispute, controversy, or claim arising under or relating to this Note or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 10(d) shall prohibit a party from instituting litigation to enforce any Final Determination.

(c)    In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(d)    Within twenty (20) days after receipt of the Notice of Arbitration, each of the two Disputing Persons shall appoint/nominate one arbitrator, and the two arbitrators so appointed, shall appoint/nominate the third arbitrator (together, the “Arbitral Tribunal”).

(e)    The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except as permissible under Applicable Law.

10.    Amendment. No amendment, supplement, modification, waiver or termination of this Note shall be binding unless executed in writing by the party to be bound thereby.

11.    Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

12.    Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.    Interpretation. For purposes of this Note, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits mean the Sections of, and Exhibits attached to, this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Note to the same extent as if they were set forth verbatim herein. This Note shall be subject at all times to the SPA, and shall be interpreted in conjunction with the terms of the SPA to the extent applicable.

14.    Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled Business Day.

15.    Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Note. Facsimile copies of signed signature pages shall be deemed executed originals. Counterparts may also be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.

BORROWER:

[●]

By:

Name:

Title:

AGREED TO AND ACCEPTED

THIS          DAY OF             , 2020:

[SIGNATURE PAGE TO PROMISSORY NOTE]

EXHIBIT A

SCHEDULE OF HOLDERS

Name	Address	Formula for determination of the Respective NR Cash Consideration Amount	Wire Transfer/Payment Account Information
Elevar Equity Mauritius	Same as set out against this Holder’s name under Part C of Schedule 1 of the SPA.	27.56% * A (as defined in Exhibit B)	Same as set out against this Holder’s name under the column ‘Designated Account’ under Part C of Schedule 1 of the SPA.

Sequoia Capital India Investment Holdings III	Same as set out against this Holder’s name under Part C of Schedule 1 of the SPA.	15.90% * A (as defined in Exhibit B)	Same as set out against this Holder’s name under the column ‘Designated Account’ under Part C of Schedule 1 of the SPA.

EXHIBIT B

DETERMINATION OF THE RESPECTIVE NR CONSIDERATION AMOUNTS

1.	Definitions

For the purposes of this Exhibit B, the following terms/variables shall have the meaning as set out herein:

A = X-Y-Z;

B = Total number of Shares of the Target, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

C = Percentage shareholding in the Target of the respective shareholder, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

X = USD 22,000,000 (United States Dollars Twenty Two Million);

Y = Debt of the Target, in excess of USD 35,000,000 (United States Dollars Thirty Five Million);

“Debt” shall include any amounts borrowed for repayment by the Target, including but not limited to any term loans, liabilities towards any vendors or suppliers of the Target, short-term and long-term debt and guarantees, payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any discounting terms;

Z = Cash agreed to be utilized to repay holders of instruments issued by the Target bearing any discounts, rate of return or interest, as determined and negotiated by the Target with the holders of such instruments;

“Specified Shares” shall refer to the aggregate number of Shares of the Acquirer to be issued to the NR Sellers and the Option Sellers, i.e., 714,000 (Seven Hundred and Fourteen Thousand) Shares of the Acquirer, or such number of Shares of the Acquirer, which is equivalent to 7.93% (seven decimal nine three per cent) or such higher percentage of the Acquirer’s Share capital on a Fully Diluted Basis as may be required pursuant to Clause 4.2.4 and Clause 4.4.5, immediately prior to the date of consummation of the Merger;

Commercial transfer price / share (“CTPS”) = [A / B] + [FMV of Specified Shares/B];

“FMV of Specified Shares” shall refer to such fair market value of the Shares of the Acquirer as is determinable prior to the NR Closing Date, based on publicly available documents or as per a valuation certificate obtained from an independent valuer.

2.	Formulas for Calculations with respect to the EE Promissory Note

Subsequent EE Share Transfer (to be determined at the discretion of Elevar)

(iii)	EE Cash Consideration Amount = A * C

(iv)	EE Subscription Shares = Specified shares * C

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ANNEXURE C

ANNEXURE E

TARGET IP

Sl. No.	Name of Entity	Particulars/ Name	Description	Application No./ Registration No.	Date of registration/ application	Status

Trademarks
1.	Glocal Healthcare Systems Private Limited	Glocal Healthcare	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

2.	Glocal Healthcare Systems Private Limited	Hellolyf	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

3.	Glocal Healthcare Systems Private Limited	HellolyfCX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

4.	Glocal Healthcare Systems Private Limited	LitmusDX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

5.	Glocal Healthcare Systems Private Limited	Litmus RX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

6.	Glocal Healthcare Systems Private Limited	Digital Dispensary	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

7.	Glocal Healthcare Systems Private Limited	HellolyfDr	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

8.	Glocal Healthcare Systems Private Limited	FACM	Medical Education Service	N.A.	N.A.	To be applied

9.	Glocal Healthcare Systems Private Limited	HEMP	Medical Education Service	N.A.	N.A.	To be applied

10.	Ficus Health-Infra Private Limited	Ficus Health Infra	Medical Service	N.A.	N.A.	To be applied

Patents
11.	Glocal Healthcare Systems Private Limited	HelloCX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

12.	Glocal Healthcare Systems Private Limited	LITMUSCX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

13.	Glocal Healthcare Systems Private Limited	LITMUSRX	Method and system for providing automated medication dispensing	201731042794	29 November 2017	Abandoned. To be re- applied

14.	Glocal Healthcare Systems Private Limited	LITMUSMX	Method and system for providing healthcare diagnostics and associated e-prescriptions for patient-care	201731038077	26 October, 2017	Active

Copyrights
15.	Glocal Healthcare Systems Private Limited	LITMUSDX	Medical Service/Medical Technology/Telemedicine	N.A.	N.A.	To be applied

[Intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Meleveetil Damodaran
Name:	Meleveetil Damodaran

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Signature page to the Amendment to Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Gautam Chowdhury
Name:	Mr. Gautam Chowdhury

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Signature page to the Amendment to Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED

/s/ Syed Sabahat Azim
Name:	Syed Sabahat Azim
Designation:	Director

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Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of KIMBERLITE SOCIAL INFRA PRIVATE LIMITED

/s/ Syed Sabahat Azim
Name:	Syed Sabahat Azim
Designation:	Director

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Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Richa Sana Azim
Name:	Ms. Richa Sana Azim

[The remainder of the page is intentionally left blank]

Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Syed Sabahat Azim
Name:	Dr. Syed Sabahat Azim

[The remainder of the page is intentionally left blank]

Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of ELEVAR EQUITY MAURITIUS

/s/ Arunagirinatha Runghien
Name:	Arunagirinatha Runghien
Designation:	Director

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Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of SEQUOIA CAPITAL INDIA INVESTMENT HOLDINGS III

/s/ Aslam Koomar
Name:	Aslam Koomar
Designation:	Director

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Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of UPHEALTH HOLDINGS, INC, a Delaware Corporation

/s/ Chirinjeev Kathuria
Name:	Chirinjeev Kathuria
Designation:	President

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Signature page to the Second Amendment to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private Limited and UpHealth Holdings, Inc. (a Delaware Corporation)